EXHIBIT 10.75

_________________________________________________________________




                   STOCK PURCHASE AGREEMENT

                        by and among

                 SPECIALTY FOODS CORPORATION,

                   ARCHWAY COOKIES, INC.,

                            and

                 THE ARCHWAY SHAREHOLDERS



                      October 13, 1998



_________________________________________________________________


TABLE OF CONTENTS

ARTICLE I

SALE OF SHARES                                                -1-
          1.01                       Purchase and Sale of Shares-1-

ARTICLE II

PURCHASE PRICE                                                -1-
          2.01                                            Amount-1-
          2.02                                 Manner of Payment-2-
          2.03        Determination of Purchase Price at Closing-3-
          2.04        Post Closing Adjustments to Purchase Price-4-
          2.05                                            Escrow-7-

ARTICLE III

CLOSING                                                       -7-
          3.01                                           Closing-7-
          3.02                                 General Procedure-8-
          3.03                             Accounting Convention-8-

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE ARCHWAY SHAREHOLDERS                                      -8-
          4.01                 Incorporation and Corporate Power-8-
          4.02 Execution, Delivery; Valid and Binding Agreements-8-
          4.03                             Approval of Agreement-9-
          4.04                                         No Breach-9-
          4.05                Governmental Authorities; Consents-9-
          4.06               Ownership and Sale of Capital Stock-9-
          4.07                                      Subsidiaries-10-
          4.08                                     Capital Stock-10-
          4.09                              Financial Statements-10-
          4.10                Absence of Undisclosed Liabilities-11-
          4.11                       No Material Adverse Changes-11-
          4.12                   Absence of Certain Developments-11-
          4.13                               Title to Properties-14-
          4.14                               Accounts Receivable-16-
          4.15                                         Inventory-16-
          4.16                                       Tax Matters-17-
          4.17                         Contracts and Commitments-19-
          4.18                      Intellectual Property Rights-21-
          4.19                                        Litigation-22-
          4.20                              Warranties; Products-23-
          4.22                            Employee Benefit Plans-24-
          4.23                                         Insurance-28-
          4.24                            Affiliate Transactions-28-
          4.25                           Customers and Suppliers-28-
          4.26             Officers and Directors; Bank Accounts-29-
          4.27                     Compliance with Laws; Permits-29-
          4.28                             Environmental Matters-30-
          4.29                                         Brokerage-30-
          4.30                                        Disclosure-30-

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SFC                        -31-
          5.01                 Incorporation and Corporate Power-31-
          5.02  Execution, Delivery; Valid and Binding Agreement-31-
          5.03                             Approval of Agreement-31-
          5.04                                         No Breach-31-
          5.05                Governmental Authorities; Consents-32-
          5.06                                        Litigation-32-
          5.07                                         Brokerage-32-
          5.08                                        Disclosure-32-

ARTICLE VI

COVENANTS OF SELLERS                                         -32-
          6.01                   Conduct of the Archway Business-32-
          6.02                       Access to Books and Records-35-
          6.03                                Regulatory Filings-35-
          6.04                                        Conditions-36-
          6.05                                   No Negotiations-36-
          6.06                                      Notification-36-
          6.07                                   Title Insurance-36-
          6.08                                           Surveys-36-
          6.09                              Insider Indebtedness-36-

ARTICLE VII

COVENANTS OF SFC                                             -37-
          7.01                                Regulatory Filings-37-
          7.02                                        Conditions-37-
          7.03                          Health Plan Continuation-37-
          7.04                        Taxes; 1377(a)(2) Election-37-
          7.05                        No Section 338 Election   -38-
          7.06                         Environmental Reporting  -38-
          7.07                            Employment Covenant   -38-
          7.08            Directors' and Officers' Insurance    -38-
          7.09                     1998 Bonus Payments          -38-

ARTICLE VIII

CONDITIONS TO CLOSING                                        -38-
          8.01                   Conditions to SFC's Obligations-38-
          8.02                Conditions to Sellers' Obligations-42-

ARTICLE IX

TERMINATION                                                  -43-
          9.01                                       Termination-43-
          9.02                           Final Disclosure Letter-44-
          9.03                         Effect of Termination    -44-

ARTICLE X

ADDITIONAL AGREEMENTS                                        -44-
          10.01  Severance and Noncompetition Agreements    -44-
          10.02  Deferred Compensation                      -45-
          10.03  Employment Agreements                      -45-
          10.04  Personal Property                          -45-
          10.05  Right of First Refusal                     -46-
          10.06  Archival Items                             -46-
          10.07  Omnibus Assignment                         -46-

ARTICLE XI

SURVIVAL; INDEMNIFICATION                                    -46-
          11.01  Survival of Representations and Warranties -46-
          11.02  Indemnification by the Sellers             -46-
          11.03  Indemnification by SFC                     -48-
          11.04  Method of Asserting Claims; Payment of
          Claims                                            -48-

ARTICLE XII

DISPUTE RESOLUTION                                           -51-
          12.01  Arbitration                                -51-

ARTICLE XIII

MISCELLANEOUS                                                -52-
          13.01  Press Releases and Announcements           -52-
          13.02  Expenses                                   -52-
          13.03  Further Assurances                         -52-
          13.04  Amendment and Waiver                       -52-
          13.05  Notices                                    -53-
          13.06  Binding Effect; Assignment                 -53-
          13.07  Severability                               -53-
          13.08  Complete Agreement; No Third Party
          Beneficiaries                                     -54-
          13.09  Counterparts                               -54-
          13.10  Governing Law                              -54-

                    STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 13, 1998, is made and entered into by and among Specialty Foods Corporation, a Delaware corporation ("SFC"), Archway Cookies, Inc., a Michigan corporation ("Archway"), and the shareholders of Archway set forth on Schedule 1.01, who are referred to herein collectively as "Sellers" and individually as a "Seller."

     WHEREAS, the Sellers together own 3,080 shares of Class A Voting Common Stock of Archway and 27,720 shares of Class B Non-Voting Common Stock of Archway, constituting all the issued and outstanding shares of capital stock of Archway (such shares being referred to herein as the "Shares");

     WHEREAS, the Sellers desire to sell, and SFC desires to purchase the Shares on the terms and subject to the conditions set forth in this Agreement (the "Stock Purchase"); and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants, indemnities and agreements in connection with, and establish various conditions precedent to, the Stock Purchase.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                          ARTICLE III

                         SALE OF SHARES

     1.01 Purchase and Sale of Shares.01 Purchase and Sale of Shares.01 Purchase and Sale of Shares. The Sellers (as disclosed on Schedule 1.01) agree to sell to SFC, and SFC agrees to purchase from the Sellers, all of the right, title and interest of the Sellers in and to the Shares at the Closing (as defined in Section 3.01) on the terms and subject to the conditions set forth in this Agreement.

                         ARTICLE IIIIII

                         PURCHASE PRICE


     2.01 Amount.01 Amount.01 Amount. The aggregate consideration payable by SFC for the Shares shall be $116,000,000 less the amount of the Archway Debt (as defined in Section 2.03) at Closing, and subject to certain Closing and post-Closing adjustments as described in Sections 2.03 and 2.04. The aggregate consideration shall consist of the following payments:

          (a) $7,957,304 representing the obligation for Deferred Compensation Liabilities (as defined in Section
     10.02);

          (b) $8,600,000 representing the obligations for Noncompetition Payments (as defined in Section 10.01);

          (c) $3,500,000 representing the Severance Payments (as defined in Section 10.01); and

          (d) the remainder of the consideration (the "Balance") will be paid to the Sellers in accordance with Section 2.02.

The Deferred Compensation Liabilities together with the
Noncompetition Payments, the Severance Payments and the Balance are collectively referred to herein as the purchase price (the
"Purchase Price").

     2.02 Manner of Payment.02     Manner of Payment.02
Manner of Payment. The Purchase Price shall be paid by SFC as follows:

          (a) the Deferred Compensation Liabilities owing pursuant to Section 10.02 will be paid immediately prior to the Closing by Archway to the recipients specified therein;

          (b) a cash payment of $8,600,000 (the "Security Escrow Amount" as defined in Section 2.05) will be paid immediately prior to the Closing by Archway to the Security Escrow Agent pursuant to the Security Escrow Agreement (as such terms are defined in Section 2.05) to secure the Noncompetition Payments;

          (c) the Severance Payments owing pursuant to the Severance and Noncompetition Agreements attached hereto as
     Exhibit 10.01 will be paid immediately prior to the Closing by Archway to the recipients specified therein;

          (d) a cash payment of $4,000,000 will be paid to the Escrow Agent at Closing pursuant to the Escrow Agreement (as such term is defined in Section 2.05), of which $3,000,000 will constitute the Indemnification Escrow Amount, $750,000 will constitute the Adjustment Escrow Amount and $250,000 will constitute the Reserve Escrow Amount (as such terms are defined in Section 2.05); and

          (e) the balance of the Purchase Price after deduction of the amounts in subsections (a), (b), (c) and (d) will be paid to the Sellers in accordance with Schedule 2.02 attached hereto.

The Purchase Price shall be paid by SFC on the Closing Date (as defined in Section 3.01) by wire transfer of immediately available funds to the applicable account as Sellers' Designees (as defined in Section 11.02(c)) may specify in writing to SFC at least three business days prior to the Closing Date (other than the Adjustment Escrow Amount, Indemnification Escrow Amount and Reserve Escrow Amount which will be paid by wire transfer to the Escrow Agent on the Closing Date and the Security Escrow Amount which will be paid by wire transfer to the Security Escrow Agent on the Closing Date).

     2.03 Determination of Purchase Price at Closing.03
Determination of Purchase Price at Closing.03     Determination
of Purchase Price at Closing. The Purchase Price to be paid by SFC at Closing shall be based in part on agreed upon estimates of the Archway Debt and the Working Capital Adjustment determined as follows:

          (a) As used herein, "Archway Debt" shall mean, without duplication, (i) all indebtedness of or any obligation of Archway for borrowed money, whether current, short-term, or long-term, secured or unsecured, (ii) all indebtedness of Archway for the deferred purchase price for purchases of property outside the ordinary course which is not evidenced by trade payables, provided the parties agree that no such deferred purchase price exists with respect to the Production Agreement between Archway and Ellison Bakery,
     Inc. and Cookies, Inc., dated August 2, 1997, and provided that, Archway Debt shall exclude distributor deposits at Closing, which deposits shall be no more than $2,400,000,
     (iii) all lease obligations of Archway under leases which are capital leases in accordance with generally accepted accounting principles as has been historically and consistently applied by Archway ("GAAP") (other than customary operating leases), provided the parties agree that the computer lease between Archway and IBM Credit Corporation, dated September 21, 1993, as supplemented through March 26, 1998, is not a capital lease, (iv) all off-balance sheet financings of Archway including, without limitation, synthetic leases and project financing (other than customary operating leases), (v) any payment obligations of Archway in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (vi) any liability of Archway with respect to interest rate swaps, collars, caps and similar hedging obligation, (vii) any present, future or contingent obligations of Archway under
     (A) any phantom stock or equity appreciation rights, plan or agreement, (B) any consulting, deferred pay-out or earn-out arrangements in connection with the purchase of any business or entity or (C) any noncompetition agreement (other than the Noncompetition Payments paid pursuant to Section 10.01),
     (viii) an amount equal to Archway's expenses associated with the negotiation, documentation and closing of the transactions contemplated hereby, if any, (ix) the amount of any liability of Archway as of the Closing under deferred compensation plans (including but not limited to, deferred compensation liability to Thomas Olin, Jr., James P.
     Baldwin, Eugene H. McKay, III and John B. McKay) and (x) any accrued and unpaid interest or any contractual prepayment premiums, penalties or similar contractual charges resulting from the transactions contemplated hereby or the discharge of such obligations with respect to any of the foregoing.

     Within three business days prior to the Closing Date, Sellers' Designees and SFC shall agree upon an estimated amount of the Archway Debt at Closing (the "Estimated Debt"), which amount shall be used for calculating the Purchase Price pursuant to Section 2.01.

          (b) As used herein, "Net Working Capital" shall mean current assets of Archway less current liabilities of Archway, as calculated in accordance with the procedures set forth in Schedule 2.03(b) attached hereto. Within three business days prior to the Closing Date, Sellers' Designees and SFC shall agree upon an estimated amount of the Net Working Capital at Closing (the "Estimated Working Capital"), which amount shall be used for calculating the Purchase Price paid at Closing. The Purchase Price paid at Closing shall be increased or decreased based on the Estimated Working Capital as follows:

                    (i)  if the Estimated Working Capital is in
          excess of $11,629,636 (being the Net Working Capital on the July 18, 1998 unaudited balance sheet of Archway, as calculated in accordance with the procedures set forth in Schedule 2.03(b)), then the Purchase Price paid at Closing shall increase by the amount of such excess; and

                    (ii) if the Estimated Working Capital is less than $11,629,636 (being the Net Working Capital on the July 18, 1998 unaudited balance sheet of Archway, as calculated in accordance with the procedures set forth in Schedule 2.03(b)), then the Purchase Price paid at Closing shall decrease by the amount of such shortfall.

     2.04 Post Closing Adjustments to Purchase Price.04     Post
Closing Adjustments to Purchase Price.04     Post Closing
Adjustments to Purchase Price. The Purchase Price paid by SFC pursuant to Section 2.02 shall be subject to two post-Closing adjustments, the Archway Debt Adjustment and the Working Capital Adjustment both as defined below (collectively the "Adjustment Amounts", as further defined in this Section 2.04):

          (a) Following the Closing Date, the actual amount of Archway Debt shall be conclusively determined in accordance with the procedure described in Section 2.03(a) and Section 2.04(d). The Purchase Price shall be increased or decreased by the difference between the amount of the Estimated Debt and the amount of the Archway Debt. This difference shall be a post-Closing adjustment (the "Archway Debt Adjustment") to the Adjustment Escrow Amount (as defined in Section 2.05) as follows:

                    (i)  if the Archway Debt is less than the
          Estimated Debt, SFC will pay to the Escrow Agent the amount of such difference by wire transfer within five
          (5) business days after determination of a Final Closing Balance Sheet (as defined in Section 2.04(d)), as an increase in the Adjustment Escrow Amount; and

                    (ii) if the Archway Debt is in excess of the Estimated Debt, the Escrow Agent will pay by wire transfer to SFC upon demand the amount of such excess from the Adjustment Escrow Amount.

          (b) Following the Closing Date, the actual amount of Net Working Capital shall be conclusively determined utilizing the line item categories set forth in Schedule 2.03(b) and Section 2.04(d). The Purchase Price shall be increased or decreased based on the amount of the Net Working Capital at Closing (the "Working Capital Adjustment") as follows:

                    (i) if the Net Working Capital at Closing is in excess of the Estimated Working Capital, SFC shall pay to the Escrow Agent by wire transfer within five
          (5) business days after determination of a Final Closing Balance Sheet, as an increase the Adjustment Escrow Amount, the amount of such excess; and

                    (ii) if the Net Working Capital at Closing is less than the Estimated Working Capital, the Escrow Agent will pay by wire transfer to SFC upon demand the amount of such shortfall from the Adjustment Escrow Amount.

          (c) Immediately following the payment of any Adjustment Amount pursuant to Section 2.04(a) or (b) above the Escrow Agent shall deliver the balance, if any, of the Adjustment Escrow Amount to the Sellers as provided in the Escrow Agreement.

     In the event the net effect of the foregoing purchase price adjustments results in a reduction of the Adjustment Escrow Amount and such amount is insufficient to fully satisfy such reduction, Sellers' Designees shall cause to be paid to SFC by wire transfer, within five (5) business days after demand by SFC, the amount of such insufficiency.
     Notwithstanding any provision to the contrary contained in Sections 11.01 and 11.02, as to Basket Amount limitations, or any limitations on the amount of any indemnity, whether in the aggregate or otherwise, any claim arising out of the Adjustment Amounts shall not be subject to, or included for purposes of calculating any amounts under, any Basket Amount or any maximum indemnification amount.

          (d) The actual amounts as of the Closing Date of the Archway Debt and the Net Working Capital will be determined as follows:

                    (i)  Within 60 days after the Closing Date,
          Sellers' Designees (as defined in Section 11.02(c)) shall: (A) prepare a balance sheet of Archway as of the Closing Date (the "Proposed Closing Balance Sheet"), in accordance with GAAP and on a basis consistent with Schedule 2.03(b), (B) prepare a report ("Sellers' Designees' Report") calculating the amount of each of the Archway Debt Adjustment and Working Capital Adjustment (collectively and as finally determined pursuant to this Section, the "Adjustment Amounts") and (C) provide a copy of the Proposed Closing Balance Sheet and Sellers' Designees Report to SFC. At all times during the preparation of the Proposed Closing Balance Sheet and the Seller's Designees' Report, Sellers' Designees and their agents, auditors and accountants involved in the preparation thereof shall cooperate with and permit SFC and its agents and accountants, to be physically present at and to observe such preparation.

                    (ii) SFC shall have 30 days after receipt of the Proposed Closing Balance Sheet and Sellers' Designees' Report to review such documents and determine whether it agrees with Sellers' Designees' determination of the Adjustment Amounts. During such period of time and in order to further enable SFC to conduct such review, Sellers' Designees shall make available to SFC, at reasonable times during normal business hours, (A) the books and records (including relevant workpapers) used by Sellers' Designees and (B) Sellers' Designees' personnel, agents or accountants responsible for the preparation of the Proposed Closing Balance Sheet or Seller's Designees' Report. In the event that SFC disagrees with Sellers' Designees' Report or the Proposed Closing Balance Sheet as to the determination of the Adjustment Amounts, SFC shall notify Sellers' Designees in writing of such disagreement and provide their own determination of the Adjustment Amounts within such 30-day period ("SFC Report"); failure by SFC to so notify Sellers' Designees shall constitute acceptance by SFC of Sellers' Designees' determination of the Adjustment Amounts.

                    (iii)  If SFC and the Sellers' Designees
          disagree as to the accuracy of the Proposed Closing Balance Sheet or the Adjustment Amounts, then Robert L. Fishbune or other appointed representative of SFC, and Sellers' Designees shall attempt to resolve such disagreement by meeting and conferring in good faith during the 10-day period following SFC's delivery to Sellers' Designees of the SFC Report. During such period of time and in order for Sellers' Designees to review the SFC Report, SFC shall make available to Sellers' Designees, at reasonable times during normal business hours, (A) the books and records (including relevant workpapers) used by SFC in preparation of the SFC Report and its independent accountant's calculation of the Adjustment Amounts and the Proposed Closing Balance Sheet, if applicable, and (B) SFC's independent accountant's personnel responsible for the calculation thereof.

               If SFC and the Sellers' Designees are unable to resolve their disagreement within such 10-day period, SFC and Sellers' Designees agree to retain the Chicago office of Ernst & Young LLP (the "Accounting Mediator") to mediate the dispute. The Accounting Mediator shall conduct such mediation by reviewing only the Proposed Closing Balance Sheet, Sellers' Designees' Report, SFC's Report and any related workpapers of either party, this Agreement, including Schedule 2.03(b) and any written statements of SFC or Sellers' Designees supporting its position if such statement is submitted within ten (10) days after appointment of the Accounting Mediator. Within 30 days of its retention, the Accounting Mediator shall render a decision regarding the disputed Adjustment Amounts, which decision shall be final and binding, and judgment upon the award rendered by the Accounting Mediator may be entered by any court of competent jurisdiction. Each party shall bear its own costs associated with such proceeding and shall pay one-half of the fees and expenses of the Accounting Mediator; provided, however, that in the event one party's determination (the "First Party") of the aggregate amount of the disputed Adjustment Amounts is within 5% of the aggregate of such amounts determined by the Accounting Mediator and the other party's determination (the "Second Party") of the aggregate amount of the disputed Adjustment Amounts is less than or greater than the aggregate of such amounts determined by the Accounting Mediator by more than 10%, then the Second Party shall bear the fees and expenses of the Accounting Mediator. The Proposed Closing Balance Sheet shall be the "Final Closing Balance Sheet" unless SFC timely disputes its accuracy, in which case the "Final Closing Balance Sheet" shall be the Proposed Closing Balance Sheet as adjusted as a result of the foregoing dispute resolution process.

     2.05 Escrow.05 Escrow.05 Escrow. On the Closing Date, SFC shall withhold from the Purchase Price and deliver by wire transfer of immediately available funds to (a) LaSalle National Bank, as Escrow Agent (the "Escrow Agent"), to be held pursuant to the terms of an Escrow Agreement in the form of Exhibit 2.05(a) hereto (the "Escrow Agreement") cash in the amount of $4,000,000 consisting of (i) $750,000 which may be used to satisfy any Adjustment Amount pursuant to Section 2.04 (the "Adjustment Escrow Amount"), (ii) $3,000,000 which may be used to satisfy amounts due to SFC after the Closing pursuant to Article XI hereof (the "Indemnification Escrow Amount") and (iii) $250,000 which may be used to satisfy any disputed obligations which gave rise to the chain store space reserve on Archway's July 18, 1998 balance sheet (the "Reserve Escrow Amount"), and
(b) LaSalle National Bank, as Security Escrow Agent (the "Security Escrow Agent"), to be held pursuant to the terms of an Escrow Agreement in the form of Exhibit 2.05(b) hereto (the "Security Escrow Agreement") cash in the amount of $8,600,000 which shall be used to satisfy the Noncompetition Payments as defined in Section 10.01 (the ?Security Escrow Amount?). The Adjustment Escrow Amount, the Indemnification Escrow Amount, the Reserve Escrow Amount and the Security Escrow Amount are collectively called the Escrow Amount. The Adjustment Escrow Amount shall be released from escrow in accordance with the terms of the Escrow Agreement upon final resolution of the Post-Closing Adjustments pursuant to Section 2.04(d). The Escrow Agent shall deliver the balance of the Indemnification Escrow Amount and Reserve Escrow Amount in accordance with the terms of the Escrow Agreement and the Security Escrow Agent shall deliver the Security Escrow Amount in accordance with the terms of the Security Escrow Agreement.

                       ARTICLE IIIIIIIII

                            CLOSING

     3.01 Closing.01     Closing.01     Closing.  The closing of
the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Varnum, Riddering, Schmidt & Howlett, 333 Bridge Street, Grand Rapids, Michigan 49501, on the second business day after all of the conditions in Article VIII have been satisfied or waived (the "Closing Date"), or at such other place and on such other date as is mutually agreeable to SFC and Sellers. The Closing will be effective as of the close of business on the Closing Date.

     3.02 General Procedure.02     General Procedure.02
General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Articles VIII and X hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. Sellers will assign and transfer to SFC good and valid title in and to the Shares, free and clear of all liens, by delivering to SFC a stock certificate or certificates representing the Shares, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached.

     3.03 Accounting Convention.03 Accounting Convention.03 Accounting Convention. The parties shall mutually agree on a date that shall serve as the cut-off date for all financial accounting and tax accounting purposes hereunder, unless the Closing Date is a Friday or Monday in which case such cut-off shall be on the intervening Saturday.

                         ARTICLE IVIVIV

               REPRESENTATIONS AND WARRANTIES OF
                    THE ARCHWAY SHAREHOLDERS

     The Sellers hereby represent and warrant to SFC that, except as set forth in the Disclosure Letter delivered by Sellers to SFC on the date hereof, as modified by the delivery of a revised Disclosure Letter on or before October 16, 1998 (the "Disclosure Letter") (which Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply, but disclosure in any Section shall constitute disclosure under all applicable Sections thereof to the extent that such cross-reference would be readily apparent from the context of such Section):

     4.01 Incorporation and Corporate Power.01    Incorporation
and Corporate Power.01   Incorporation and Corporate Power.
Archway is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has the requisite corporate power and authority to (i) own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (ii) execute and deliver this Agreement and to perform its obligations hereunder. The copies of Archway's articles of incorporation and bylaws that have been furnished by Archway to SFC prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Archway is qualified to do business as a foreign corporation in Iowa and Ohio and every other jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of Archway (a "Material Adverse Effect").

     4.02 Execution, Delivery; Valid and Binding Agreements.02
Execution, Delivery; Valid and Binding Agreements.02   Execution,
Delivery; Valid and Binding Agreements. The execution, delivery and performance of this Agreement by Archway and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by Archway and constitutes the valid and binding obligation of Archway, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.03 Approval of Agreement.03 Approval of Agreement.03 Approval of Agreement. Archway's board of directors has, by resolutions duly adopted on October 9, 1998, authorized and approved this Agreement and the transactions contemplated hereby. None of the resolutions described in this Section has been rescinded, amended or otherwise modified in any respect since the date of adoption thereof, and all such resolutions remain in full force and effect.

     4.04 No Breach.04   No Breach.04   No Breach.  The
execution, delivery and performance of this Agreement by Archway and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of Archway, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other "Person" (such term shall mean an individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof) under the provisions of the articles of incorporation or bylaws of Archway or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Archway is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Archway is subject, except for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act").

     4.05 Governmental Authorities; Consents.05   Governmental
Authorities; Consents.05 Governmental Authorities; Consents. Except for the HSR Act, none of the Sellers nor Archway is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by them of this Agreement or the consummation of the transactions contemplated hereby. Except for the HSR Act, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Archway or any of the Archway Shareholders in connection with his/her/its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     4.06 Ownership and Sale of Capital Stock.06 Ownership and Sale of Capital Stock.06 Ownership and Sale of Capital Stock.
The Sellers own, beneficially and of record, all right, title and interest in and to the Shares free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies or other arrangements, restrictions or limitations of any kind ("Liens"), and, on the Closing Date, the delivery by such Sellers of a certificate or certificates in the manner set forth in Section
3.02 hereof will transfer good and valid title to the Shares to SFC, free and clear of any Liens. The execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any of the Shares or any assets of the Sellers, or require any authorization, consent, approval, exemption or other action by or notice to any court, other governmental body or other Person under the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument by which any of the Sellers is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which any of the Sellers is subject. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on his/her part are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.07 Subsidiaries.07     Subsidiaries.07     Subsidiaries.
Archway does not own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

     4.08 Capital Stock.08    Capital Stock.08    Capital Stock.
The authorized capital stock of Archway consists of 50,000 shares of common stock without par value, divided into two classes, comprised of 3,080 shares of Class A Voting Common Stock and 46,920 shares of Class B Non-Voting Common Stock, of which, as of the date hereof, 3,080 shares of Class A Voting Common Stock and 27,720 shares of Class B Non-Voting Common Stock are issued and outstanding, all of which are owned beneficially and of record by the Archway Shareholders, free and clear of any Liens. All of the shares of Archway common stock (a) have been duly authorized and are validly issued, fully paid and nonassessable, (b) are not subject to preemptive rights created by statute, Archway's articles of incorporation or bylaws or any other agreement to which Archway is bound and (c) were not issued in violation of any applicable securities laws that would subject SFC to fines, penalties or rescission or civil damages. Archway has no other equity securities or securities containing any equity features authorized, issued or outstanding. There are no agreements or other rights or arrangements existing that provide for the sale or issuance of capital stock by Archway, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Archway any shares of capital stock or other securities of Archway of any kind.

     4.09 Financial Statements.09 Financial Statements.09 Financial Statements. Archway has delivered to SFC copies of the audited balance sheets, as of January 3, 1998 and January 4, 1997 of Archway (the "Audited Balance Sheets") and the audited statements of earnings, shareholders' equity and cash flows of Archway for the years ended January 3, 1998, January 4, 1997, and December 30, 1995 (collectively, with the Audited Balance Sheets, the "Audited Financial Statements"). Archway has also delivered copies of the unaudited balance sheet as of July 18, 1998 of Archway and the unaudited statements of earnings, shareholders' equity and cash flows of Archway for the period ended July 18, 1998 (collectively such balance sheet, and such financial statements are referred to herein as the "1998 Financial Statements"). The Audited Financial Statements and the 1998 Financial Statements are based upon the information contained in the books and records of Archway, have been prepared in accordance with GAAP throughout the periods indicated (except as indicated therein or the notes thereto), and fairly present the financial condition of Archway as of the dates thereof and results of operations and cash flows for the periods referred to therein.

     4.10 Absence of Undisclosed Liabilities.10   Absence of
Undisclosed Liabilities.10    Absence of Undisclosed Liabilities.
Except as reflected in the Audited Financial Statements, this Agreement, the Disclosure Letter, the Schedules and Exhibits attached hereto, Archway has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities that have arisen after January 3, 1998 in the ordinary course of business and consistent with past practices.

     4.11 No Material Adverse Changes.11     No Material Adverse
Changes.11     No Material Adverse Changes.  Since January 3,
1998, there has been no Material Adverse Effect on Archway.

     4.12 Absence of Certain Developments.12 Absence of Certain
Developments.12     Absence of Certain Developments.  Since
January 3, 1998, Archway has not:

          (a) borrowed any amount or incurred or become subject to any liability in excess of $50,000, except (i) current liabilities incurred in the ordinary course of business,
     (ii) liabilities under contracts (e.g., purchase orders) entered into in the ordinary course of business, and (iii) as otherwise disclosed in this Agreement or the Schedules attached hereto;

          (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $50,000, except (i) (A) liens imposed by law and incurred in the ordinary course of business for obligations not yet due with respect to claims by carriers, warehousemen, laborers, materialmen and the like, (B) liens in respect of pledges or deposits under workers' compensation laws and (C) liens voluntarily created in the ordinary course of business, all of which liens total less than $100,000; and (ii) liens for current property taxes not yet due and payable;

          (c) discharged or satisfied any lien or encumbrance, in each case with a value in excess of $100,000, other than current liabilities paid in the ordinary course of business;

          (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $100,000, or canceled any debts or claims, in each case, except in the ordinary course of business and except to Insiders either as disclosed in the Disclosure Letter or at the Closing under the express terms of this Agreement;

          (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

          (f) disclosed, to any person other than SFC and authorized representatives of SFC, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Disclosure Letter under the caption referencing this Section and is in full force and effect on the date hereof;

          (g) waived any rights of material value or suffered any extraordinary losses or material adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

          (h)  declared or paid any dividends or other
     distributions with respect to any shares of Archway's capital stock or redeemed or purchased, directly or indirectly, any shares of Archway's capital stock or any options, warrants or other rights to purchase the same;

          (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities or any bonds or debt securities;

          (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice or entered into any transaction with any Insider (as defined in Section 4.24) other than employment arrangements otherwise disclosed in this Agreement and the Disclosure Letter, or the transactions expressly contemplated by this Agreement;

          (k) to the best of the knowledge of the Sellers, suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

          (l) made or granted any bonus or any wage, salary or compensation increase to any director, officer or employee or consultant whose annual compensation from Archway in 1997 exceeded $60,000, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

          (m) made any single capital expenditure or commitment therefor in excess of $100,000;

          (n) made any loans or advances to, or guarantees for the benefit of, any persons in excess of $10,000;

          (o) made charitable contributions or pledges in excess of $10,000;

          (p) experienced any work stoppage or labor dispute with respect to its manufacturing operations;

          (q) experienced any amendment, modification or termination of any existing, or entered into any new, contract, agreement, plan, lease, license, permit or franchise other than in the ordinary course of business;

          (r) made any change in accounting principles or practices from those utilized in the preparation of the Audited Financial Statements;

          (s) experienced any change in any assumption underlying or method of calculating, any bad debt, inventory, contingency or other reserve;

          (t) written off as uncollectible any note or account receivable, or canceled any debts, other than in the ordinary course of business and consistent with past practice;

          (u) failed to replace or replenish inventory or supplies as such inventory or supplies may have been depleted from time to time, collect accounts receivable, pay accounts payable or shortened or lengthened the customary payment cycles for any of its payables or receivables or otherwise managed its working capital accounts other than in the ordinary course of business and in a manner consistent with past practice;

          (v) experienced any writedown or writeup of (or failed to writedown or writeup in accordance with GAAP) the value of any inventories, receivables or other assets, or revalued any of its assets;

          (w) failed to maintain all material assets in accordance with good business practice and in satisfactory operating condition and repair, ordinary wear and tear excepted;

          (x) experienced any lapse or termination of any permit that was issued or relates to it or its business, including any failure to renew any such permit;

          (y) discontinued or altered its advertising or promotional activities or its pricing and purchasing policies of Archway; or

          (z) been a party to any transaction with any of the Sellers or any affiliate thereof.

As used in this Agreement, the phrases "to the best of the knowledge of the Sellers", "to the knowledge of Sellers," or other phrases or words having similar import shall mean the knowledge, after due inquiry, of Insiders (as such term is defined in Section 4.24). As used in this Agreement, the term "after due inquiry" shall mean a diligent review of this Agreement and the Disclosure Letter by the Insiders and an inquiry by the Insiders of (i) the plant managers in Ashland, Ohio and Boone, Iowa, respectively, and (ii) the National Office Department Heads, each of whom shall also have reviewed the Purchase Agreement and the Disclosure Letter. To the extent such inquiry and review reveal matters which are the subject of the disclosures contained in the Agreement and Disclosure Letter, the inquiry reflects the considered opinion of such individuals of the necessity for making further inquiry or amending or modifying the Agreement and Disclosure Letter.

     4.13 Title to Properties.13   Title to Properties.13   Title
to Properties.

          (a) The real property owned ("Owned Property") or leased ("Leased Property") by Archway is listed in the Disclosure Letter and constitutes all of the real property owned, used or occupied by Archway or in which Archway has any other interest (the "Real Property"). Such Disclosure Letter includes the record title holder, location, uses thereof and indebtedness of Archway thereon, if any, for all Real Property. Except as may be disclosed in the Disclosure Letter, (i) Archway has good and marketable fee simple title to all Owned Property, except for recorded easements, covenants and other restrictions, utility easements, and other easements, covenants and restrictions existing generally with respect to properties of a similar character, all of which are shown on such Disclosure Letter, (ii) there are no outstanding options to purchase the Owned Property or any other Real Property in which Archway has an interest,
     (iii) the Real Property has access, sufficient for the conduct of the business of Archway as now conducted to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business of Archway at that location, (iv) all structures, fixtures and other improvements on all Owned Property of Archway are within the lot lines and do not encroach on the properties of any other Person, (v) the use and operation of all Owned Property are not in violation of any applicable building, zoning, subdivision and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title, (vi) no portion of any Owned Property is located in a flood plain, flood hazard area or designated wetlands area, and (vii) no special assessments for public improvements have been levied against any Owned Property. Since January 1, 1993, neither Archway nor any of the Sellers have received any written notice of assessments for public improvements against any Owned Property or any written or oral notice or order by any governmental body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions (other than as disclosed in the insurance reports disclosed hereunder) that (i) relates to any violation of building, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any of such properties or (iii) requests that performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Complete and correct copies of all written reports on such matters from any insurance company that has issued a policy with respect to any Owned Property since January 1, 1993, have been delivered to SFC. There is no pending, and to the best of Archway and the Sellers' knowledge, no threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Owned Property.

          (b) The leases for the Leased Property (the "Leases") are in full force and effect, and Archway holds a valid and existing leasehold interest under each of the Leases for the term set forth in the Disclosure Letter. Archway has delivered to SFC complete and accurate copies of each of the Leases, and none of the Leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to SFC. Archway is not in default, and to the best of Sellers' knowledge, no circumstances exist that, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor is any other party to any of the Leases in default.

          (c) Archway owns good and marketable title to each of the tangible properties and tangible assets reflected on the Audited Balance Sheets or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current Taxes (as defined in Section 4.16) not yet delinquent, (ii) liens set forth in the Disclosure Letter,
     (iii) the properties subject to the Leases, (iv) assets disposed of since January 3, 1998 in the ordinary course of business, (v) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (vi) liens in respect of pledges or deposits under workers' compensation laws, all of which liens (except in clause (i) above) aggregate less than $25,000.

          (d) All of the buildings, machinery, equipment, tools, jigs, fixtures, vehicles and other tangible assets necessary for the conduct of the business of Archway are in satisfactory operating condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Archway owns or leases under valid leases disclosed in the Disclosure Letter, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted.

          (e) To the best of the knowledge of the Sellers, Archway is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, and neither Archway nor any of the Sellers has received any written notice of any such violation.

          (f) Except as may be disclosed in the Disclosure Letter, each Owned Property included in the Real Property is assessed for real estate tax purposes as a wholly independent tax lot, separate from any adjoining land or improvements not constituting a part of such property.

          (g) Except as may be disclosed in the Disclosure Letter, there are no encroachments or other facts or conditions affecting the Real Property that would be revealed by an accurate survey or careful physical inspection thereof which would, individually or in the aggregate, interfere in any material respect with, or materially increase the cost of, the use, occupancy or operation thereof as currently used, occupied and operated.

     4.14 Accounts Receivable.14   Accounts Receivable.14
Accounts Receivable. The accounts receivable reflected on the January 3, 1998 balance sheet and those arising thereafter arose from bona fide sale transactions, are not subject to valid counterclaims or set-offs and to the best of the knowledge of the Sellers are collectible in the ordinary course of business, except to the extent of the bad debt reserve reflected on the January 3, 1998 balance sheet as adjusted since the date of the January 3, 1998 balance sheet in the ordinary course of business consistent with past practices. The Disclosure Letter contains a complete and accurate accounts receivables aging report as of September 12, 1998.

     4.15 Inventory.15   Inventory.15   Inventory.  All
inventories reflected on the January 3, 1998 balance sheet (including without limitation, finished goods, work-in-process, raw materials and supplies) were as of January 3, 1998 and all inventories as of the Closing Date will be (a) properly valued in accordance with GAAP; (b) valued so as to include no material amounts that are not of good and merchantable quality, salable at the normal profit levels obtained by Archway consistent with past practices and usable for the purposes intended in the ordinary course of business; (c) in conformity with warranties customarily given to purchasers of like products, (d) not slow-moving as determined in accordance with past practices, obsolete or damaged and merchantable and fit for their particular use; and (e) at levels adequate and not excessive in relation to the circumstances of Archway's business and in accordance with past inventory stocking practices. Archway has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to maintain the manufacture and shipment of products at their normal level of operations in light of seasonal fluctuations consistent with Archway?s past practices. The Disclosure Letter contains a materially complete and accurate summary of Archway's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of September 12, 1998. Except as set forth on
Schedule 4.15, no inventory is held on consignment by or for Archway. All ingredients and finished products in inventory (i) comply in all material respects with the Food, Drug and Cosmetics Act and all acts amending or supplementing the Food, Drug and Cosmetics Act (including the Food Additive Act of 1958), and with the pure food and drug laws of each and all states of the United States into which any such product would normally be shipped by Archway, (ii) are not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or such state laws,
(iii) are not prohibited from introduction into interstate commerce under the provisions of Section 302(d), 404, 405 or 505 of the Food, Drug and Cosmetic Act and (iv) do not contain a hazardous substance or a banned substance. To the best of the knowledge of the Sellers, all packaging inventory complies with, and is not in material violation of, applicable laws, ordinances, rules, regulations, and orders of federal, state, local and foreign jurisdictions, regulatory bodies and courts.

     4.16 Tax Matters.16 Tax Matters.16 Tax Matters.

          (a) From January 1, 1992 through the Closing, each of Archway and any affiliated, combined or unitary group of which Archway is or was a member, any predecessor of Archway and any Plan (as defined in Section 4.22 hereof), as the case may be (each a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed or extended (or has had timely filed or extended on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction and all such Returns are true and correct in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes due and payable with respect to the periods covered by such Returns; (iii) established on the Audited Balance Sheets and the Closing Date Balance Sheet, in accordance with GAAP except as otherwise specified in Schedule 2.03(b), reserves that are adequate for the payment of any Taxes not yet due and payable for all Tax periods or portions thereof ending on or prior to January 3, 1998, and in the case of the Closing Date Balance Sheet, the Closing Date (which reserve amount is listed in the Disclosure Letter under the caption referencing this Section); and (iv) complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages or other payments to employees and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws. True and correct copies of all Returns filed by any Tax Affiliate have been provided to SFC.

          (b) There are no liens for Taxes upon any assets of Archway or of any Tax Affiliate, except liens for Taxes not yet due. Archway is not a party to any tax sharing agreement or similar arrangement for the payment or reimbursement of Taxes.

          (c) No deficiency for any Tax has been asserted, assessed or, to the Sellers' knowledge, proposed against Archway or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by Archway or the Tax Affiliates regarding the application of the statute of limitations with respect to any Tax or Return is outstanding, nor is any request for any such waiver or consent pending. From January 1, 1992 through the Closing, there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Tax or Return, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Sellers or Archway by any Taxing authority regarding any such Tax, audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Sellers and Archway are not aware of any condition that would result in the assessment of any additional Taxes of Archway or the Tax Affiliates and are not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Archway or the Tax Affiliates which would exceed the estimated reserves established on their respective books and records.

          (d) Neither Archway nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Archway or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

          (e)  From January 1, 1992 through the Closing, neither
     Archway nor any Tax Affiliate has failed to file any Return on a timely basis.

          (f) No property of Archway or any Tax Affiliate is property that Archway or any Tax Affiliates is or will be required to treat as being owned by another person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

          (g) Neither Archway nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Archway or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither Archway nor any Tax Affiliate has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (h) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code as it applied prior to repeal) or an underpayment of tax (within the meaning of Section 6662 of the Code) were reported in a manner for which there is substantial authority or were adequately disclosed (or, with respect to Returns filed before the Closing Date, will be reported in such a manner or adequately disclosed) on the Returns required in accordance with Sections 6661(b)(2)(B) and 6662(d)(2)(B) of the Code.

          (i) Neither Archway nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither Archway nor any Tax Affiliate will engage in any such transaction within any applicable "consistency period" (as such term is defined in Section 338 of the Code).

          (j) Neither Archway nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

          (k) Archway has made a valid election ("S Election") to be treated as an "S Corporation" as defined in Section 1361(a) of the Code, which S Election has been in effect from January 1, 1992 and no event has occurred which would violate the S Election or result in a revocation or termination of the S Election.

          (l) All deductions claimed or reported on all Returns of Archway and any Tax Affiliate on account of royalties or similar fees payable with respect to any intellectual property of Archway or any other party are allowable in full.

          (m) For purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Archway or any Tax Affiliate.

     4.17 Contracts and Commitments.17  Contracts and
Commitments.17 Contracts and Commitments.

          (a) The Disclosure Letter, under the caption referencing this Section, lists the following agreements, whether written or oral, to which Archway is a party (or by which Archway or its assets are bound): (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person, other than Archway's normal employment practices generally affecting all employees or classes of employees (such as hourly or salaried classes of employees); (vi) agreement with employees and with consultants, vendors, customers or other third parties requiring confidential treatment of Archway's confidential information and/or transfer to Archway of intellectual property rights created by employees or with consultants, vendors, customers or other third parties;
     (vii) contract, agreement or understanding relating to the voting of Archway's capital stock or the election of directors of Archway; (viii) agreement or indenture relating to the borrowing of money, to letters of credit or to mortgaging, pledging or otherwise placing a lien on any of the assets of Archway; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Archway is lessee of, or holds or operates any property, real or personal, owned by any other party; (xi) lease or agreement under which Archway is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000; (xii) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by Archway on 30 days' or less notice without penalty and involving more than $50,000; (xiii) contract which prohibits Archway from freely engaging in business anywhere in the world; (xiv) contract for the distribution of the products of Archway (including any distributor, sales and original equipment manufacturer contract); (xv) franchise agreement; (xvi) license agreement or agreement providing for the payment of royalties or other compensation by Archway in connection with intellectual property rights licensed from third parties; (xvii) license agreement or agreement providing for the receipt of royalties or other compensation by Archway in connection with intellectual property rights owned, controlled or otherwise licensable by Archway; (xviii) contract or commitment for capital expenditures in excess of $100,000,
     (xix) agreement for the sale of any capital asset in excess of $25,000; (xx) contract with any Insider which in any way relates to Archway (other than for employment on customary terms); (xxi) agreement with vendors, customers or other third parties requiring confidential treatment of confidential information of such vendors, customers or other third parties; (xxii) joint venture or profit sharing agreement; or (xxiii) other agreement that is either material to the business of Archway or was not entered into in the ordinary course of business.

          (b) The Disclosure Letter lists the following agreements, whether oral or written, to which Archway is a party or by which Archway or its assets are bound: (i) contract or group of related contracts with the same party for the purchase of products or services by Archway under which the undelivered balance of such products or services is in excess of $10,000; (ii) contract or group of related contracts with the same party for the sale of products or services by Archway under which the undelivered balance of such products or services has a sales price in excess of $10,000; and (iii) sales agreement or other customer commitment (other than the standard form of purchase order) which entitles any purchaser to a rebate or right of set-off, to return any product of Archway after acceptance thereof or to delay the acceptance thereof, to receive future services, upgrades or enhancements, or which varies in any material respect from Archway's standard form agreements for sales.

          (c) Archway has performed all material obligations required to be performed through the date hereof by it in connection with the contracts or commitments required to be disclosed in the Disclosure Letter and has not been notified of any claim of default under any contract or commitment required to be disclosed in the Disclosure Letter; Archway has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed in the Disclosure Letter; and Archway has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed in the Disclosure Letter.

          (d) At or before the Closing, SFC has been supplied with a correct and complete copy of each written contract or commitment, and a written description of each oral contract or commitment, referred to in the Disclosure Letter, together with all amendments, waivers or other changes thereto.

     4.18 Intellectual Property Rights.18    Intellectual
Property Rights.18  Intellectual Property Rights.

          (a) The Disclosure Letter, under the caption referencing this Section, describes: (i) all issued patents and all registrations for trademarks, service marks, trade names, corporate names, and copyrights that have been issued to Archway; (ii) each pending patent application or application for registration of trademarks, service marks, trade names, corporate names, and copyrights that Archway has made with respect to intellectual property owned by, or otherwise controlled by, Archway and used in, developed for use in or necessary to the conduct of the business of Archway as now conducted or as currently planned to be conducted; (iii) all common law or unregistered trademarks, service marks, trade names, corporate names, and copyrights owned by, or otherwise controlled by, Archway and used in, developed for use in or necessary to the conduct of the business of Archway as now conducted or as currently planned to be conducted; (iv) all trade secrets of Archway, including without limitation recipes, production know-how and bakery know-how, whether documented or undocumented (the "Owned Intellectual Property Rights"); and (v) all computer software which is material to the business in any media or form, including the source code and object code (the "Software"). Except as disclosed in this Agreement or the Schedules attached hereto, Archway owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Letter, in and to the rights set forth under such caption free and clear of all liens, security interests, third party obligations or other encumbrances and has the full right to exploit and license such Owned Intellectual Property Rights without payment of compensation to any other party.

          (b) The Disclosure Letter, under the caption referencing this Section, describes all agreements granting to Archway rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of Archway as now conducted or as currently planned to be conducted (the "Licensed-In Intellectual Property Rights"). All such agreements are in force and Archway is not in breach of any such agreement.

          (c) The Disclosure Letter, under the caption referencing this Section, describes all products marketed or that have been marketed by Archway from January 1, 1996 until the date of this Agreement.

          (d) The Disclosure Letter, under the caption referencing this Section, describes all agreements granting to third parties any rights in Owned Intellectual Property
     Rights and any agreements to grant intellectual property rights that Archway may acquire in the future.

          (e) Archway has taken what it believes to be commercially reasonable steps to acquire, protect and maintain the Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all maintenance, annuity, renewal and other such fees and filings, including without limitation all Section 8 and
     Section 15 affidavits under the Lanham Act, due on Owned Intellectual Property Rights have been paid or made; and
     (ii) to the best knowledge of the Sellers, there are no defects in the Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

          (f) Neither Archway nor any of the Sellers have received any notice of, nor are there any facts known to them that indicate a likelihood of, any infringement or misappropriation by, any third party with respect to the Owned Intellectual Property Rights or any Licensed-In Intellectual Property Rights; and no claim by any third party contesting the validity of any Owned Intellectual Property Rights has been made, is currently outstanding or is threatened.

          (g) Neither Archway nor any of the Sellers have received any notice of any infringement, misappropriation or violation by Archway of any intellectual property rights of any third parties. Archway has not infringed or misappropriated or otherwise violated any trademark rights of other parties and, to the best knowledge of the Sellers,
     (A) Archway has not infringed, misappropriated or otherwise violated any other intellectual property rights and (B) no infringement, misappropriation or violation of any other intellectual property rights of any third parties has occurred or will occur with respect to products currently being sold by Archway or with respect to the products currently under development or with respect to the conduct of the business of Archway as now conducted.

          (h) Neither Archway nor any of the Sellers have entered into any agreement restricting Archway from selling, leasing, licensing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market for such products.

          (i) Archway has the right to make available to SFC all Owned Intellectual Property Rights.

          (j) All trademarks currently used by Archway in its business which are being transferred pursuant to this Agreement have been continuously in use and have not been abandoned.

     4.19 Litigation.19 Litigation.19 Litigation. Except for those workers? compensation claims, unemployment claims, or other claims set forth on the Disclosure Letter, there are no claims, suits, actions or proceedings pending, or to the knowledge of Archway or any of the Sellers, threatened against, Archway or any Seller, before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek to restrain the transactions contemplated by this Agreement or seek other relief or remedy and which could be reasonably expected, either alone or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect.

     4.20 Warranties; Products.20 Warranties; Products.20 Warranties; Products. Each of the products produced or sold by Archway is, and at all times up to and including the Closing Date has been, (a) in compliance with all applicable federal, state, local and foreign laws and regulations and (b) in conformance with any promises or affirmations of fact made in any advertisement or on the container or label for such product or in connection with its sale (including warranties implied by applicable laws). To the best of the knowledge of the Sellers, there is no pending or threatened warranty claim with respect to any of such products that would have a Material Adverse Effect, and each of such products have labels, presented in accordance with applicable laws, rules and regulations and current industry practice, with respect to their contents. The Disclosure Letter, under the caption referencing this Section, discloses the terms of all express product warranties issued by Archway from January 1, 1993 until the date of this Agreement. The total value of all warranty claims for products sold by Archway during any of the fiscal years in the period from January 1, 1993 until December 31, 1997 did not exceed 2% of Archway's total sales in any such fiscal year.

     4.21A     Employees.  (a)  To the best knowledge of the
Sellers, except for Sellers, no employee named in Section 10.03 and no group of Archway's employees has any plans to terminate their employment; (b) to the best knowledge of the Sellers, Archway has complied, in all material respects, with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes;
(c) Archway's labor relations are satisfactory in light of the conduct of Archway's business, consistent with past practices;
(d) there are no controversies pending or, to the knowledge of Archway, threatened between Archway and any employee, or representative of Archway's employees; (e) to the knowledge of Archway, there are no organizational efforts presently being made involving any of the presently unorganized employees of Archway;
(f) there are no workers' compensation claims pending against Archway nor is Archway aware of any facts that would give rise to such a claim; (g) to the best knowledge of the Sellers, no employee of Archway is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Archway; and (h) no employee or former employee of Archway has any claim with respect to any Owned Intellectual Property Rights. Archway has delivered lists, prior to or as of the Closing, identifying each employee of Archway and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee as of such date and such lists identify each employee of Archway who is not an "at will" employee, except as "at will" status may be modified by employee handbooks or employment practices applicable generally to all employees or categories of employees (such as hourly and salaried categories).

     4.21B     Distributors.  (a)  To the best knowledge of the
Sellers, no distributor named in Schedule 4.21B and no group of Archway's distributors (defined as persons who purchase and resell Archway's cookies under the terms of Archway's distributor guidebook) has any plans to terminate their relationship; (b) Archway has complied, in all material respects, with all laws relating to the distributors, including the payment of social security and other Taxes; (c) Archway's relations with distributors are satisfactory in light of the conduct of Archway's business, consistent with past practices; (d) there are no controversies pending or, threatened between Archway and any distributor, or representative of Archway's distributors; (e) there are no workers' compensation claims pending against Archway by its distributors nor is Archway aware of any facts that would give rise to such a claim; (f) to the best knowledge of the Sellers, no distributor of Archway is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such distributor to carry out fully all activities of such distributor in furtherance of the business of Archway; and (g) no distributor or former distributor of Archway has any claim with respect to any Owned Intellectual Property Rights. Archway has delivered lists, prior to or as of the Closing, identifying each distributor of Archway and the date of engagement.

     4.22 Employee Benefit Plans.22     Employee Benefit Plans .22
Employee Benefit Plans.

          (a) For the purpose of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" means every employee benefit plan (whether or not covered by Section 3(3) of ERISA) that is maintained or contributed to by Archway for the benefit of present or former employees, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits, (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified), (iii) bonus, incentive compensation, stock option, stock appreciation right, restricted stock, phantom stock or stock purchase benefits, or (iv) salary continuation, unemployment, moving expense reimbursement, benefits relating to company automobiles, supplemental unemployment, termination pay, vacation or holiday benefits.

          (b) The term "Plan" shall also include every such plan: (i) that Archway has committed to implement, establish, adopt or contribute to in the future, (ii) for which Archway is or may be financially liable as a result of the direct sponsor's affiliation to Archway or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by Archway for the benefit of its employees or former employees), (iii) that has been terminated or is in the process of terminating (but such term does not include any plan that has been terminated such that Archway has no present or potential liability with respect to such arrangement), or (iv) for or with respect to which Archway is liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

          (c) The Disclosure Letter sets forth under the caption referencing this Section all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, and (iv) the participating employees in the Plan.

          (d) Each Plan identified in the Disclosure Letter is further identified on such Disclosure Letter by reference to such of the following characteristics as may apply to such
     Plan: (i) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (ii) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (iii) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code,
     (iv) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (v) nonqualified deferred compensation arrangement,
     (vi) employee welfare benefit plan as defined in Section 3(1) of ERISA, (vii) multiemployer plan as defined in
     Section 3(37) of ERISA or Section 414(f) of the Code, (viii) plan maintained by more than one employer as defined in
     Section 413(c) of the Code, (ix) plan providing benefits after separation from service or termination of employment,
     (x) plan maintained or contributed to by Archway that owns Archway or other employer securities as an investment, (xi) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of Archway,
     (xii) plan that is maintained pursuant to collective bargaining and (xiii) a plan funded, in whole or in part, through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code.

          (e) The Disclosure Letter sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) that is (or was during the preceding five years) under common control with Archway within the meaning of Section 414(b) or (c) of the Code,
     (ii) that is (or was during the preceding five years) in an affiliated service group with Archway within the meaning of
     Section 414(m) of the Code, (iii) that is (or was during the preceding five years) the legal employer of persons providing services to Archway as leased employees within the meaning of Section 414(n) of the Code and (iv) with respect to which Archway is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

          (f) To the extent that such documents exist, Archway has furnished SFC with true and complete copies of: (i) the most recent determination letter, if any, received by Archway from the Internal Revenue Service (the "IRS") regarding each Plan, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with respect to any Plan with any governmental agency (including but not limited to the Department of Labor, IRS, Pension Benefit Guaranty Corporation (the "PBGC") and the SEC), (iii) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (iv) Form PBGC-1, the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (v) Plan documents, trust agreements, amendments to the Plan documents and trust agreements, insurance contracts, service agreements and all related contracts and documents (including any summary plan descriptions and material employee communications) with respect to each Plan, and (vi) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan. In the case of any Plan listed on the Disclosure Letter which is not in written form, Archway has furnished SFC with an accurate description of such Plan.

          (g) The Disclosure Letter identifies each employee of Archway who is: (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for such leave or absence), or
     (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

          (h) With respect to continuation rights arising under federal or state law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), the Disclosure Letter identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

          (i)  (i)  all Plans intended to be tax qualified under
     Section 401(a) or Section 403(a) of the Code are so qualified and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such qualification; (ii) all Plans comply and have in the past complied in form and operation in all material respects with all applicable requirements of law and regulation; (iii) all reports and filings with governmental agencies (including but not limited to the Department of Labor, IRS, PBGC and the SEC) required in connection with each Plan have been timely made and there have been no material changes in the financial conduction of such plans from that stated in the annual report most recently filed for each such plan; (iv) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; and (v) no Plan, separately or in the aggregate, requires or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by SFC or any Acquired Company that are not deductible (in whole or in part) because of the application of Section 280G of the Code.

          (j) (i) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (ii) all contributions, premium payments and other payments due from Archway in connection with the Plans but not made as of the date of this Agreement have been accounted for in accordance with GAAP on the Audited Balance Sheets; (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or
     Section 419A of the Code or otherwise); and (iv) with respect to each Plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, Archway is not liable for any accumulated funding deficiency as that terms is defined in Section 412 of the Code, and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

          (k) (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits; (ii) except as based upon plans maintained by SFC or its affiliates, the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;
     (iii) there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered by the plans listed in the Disclosure Letter; (iv) there have been no reportable events as described in Section 4043 of ERISA with respect to any plan covered under Title IV of ERISA; (v) except as based upon plans maintained by SFC or its affiliates, the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of Archway to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; (vi) no Plan is currently under examination or audit by the Department of Labor, the IRS or the PBGC; (vii) Archway does not have any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating; (viii) Archway does not have any actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer Plan; and (ix) with respect to the Plans, Archway does not have any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for):  (A) any excise Taxes under section 4971 through
     section 4980B, section 4999, section 5000 or any other section of the Code, (B) any penalty under section 502(i), section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

          (l) (i) no condition, agreement or Plan provision limits the right of Archway to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA); and (ii) except as set forth on the Disclosure Letter, Archway does not have any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans set forth in the Disclosure Letter or (B) health care continuation benefits described in section 4980B of the Code.

     4.23 Insurance.23   Insurance.23   Insurance.  The
Disclosure Letter, under the caption referencing this Section, lists and briefly describes each insurance policy maintained by Archway with respect to the properties, assets and operations of Archway and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. To the best of the knowledge of the Sellers, Archway is not in default with respect to its obligations under any of such insurance policies.

     4.24 Affiliate Transactions.24     Affiliate Transactions.24
Affiliate Transactions. Other than pursuant to this Agreement, no officer, director, employee or shareholder of Archway or any member of the immediate family of any such officer, director, employee or shareholder, or any entity in which any of such persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Archway (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Archway (other than ownership of capital stock of Archway). None of the Insiders has any direct or indirect interest (other than beneficial ownership of less than one percent of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market) in any competitor, supplier or customer of Archway or in any person, firm or entity from whom or to whom Archway leases any property. For purposes of this Section, the members of the immediate family of an Insider shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such Insider. All agreements and transactions between Archway and any Insider identified in the Disclosure Letter were made for bona fide business purposes on terms comparable to what could be obtained from an unaffiliated third party.

     4.25 Customers and Suppliers.25    Customers and
Suppliers.25   Customers and Suppliers.  The Disclosure Letter,
under the caption referencing this Section, lists the 10 largest customers (each a "Material Customer") and the 10 largest suppliers (each a "Material Supplier") of Archway for the year ended January 3, 1998 and sets forth opposite the name of each such customer or supplier the approximate amount of Archway's gross sales or purchases attributable to such customer or supplier for such period. No Material Customer or Material Supplier has canceled or otherwise terminated, or to the knowledge of Archway, threatened to cancel or otherwise terminate, its relationship with Archway, or has during the last twelve months materially decreased or limited or threatened to materially decrease or limit, its business with Archway, and Archway has not received notice that any such Material Customer or Material Supplier intends to cancel or otherwise modify in any material adverse manner its relationship with Archway. The Sellers have not received any notice or information that the transactions contemplated by this Agreement will not adversely affect the relationship of the Company with any Material Customer or Material Supplier. There are no enforceable agreements with any customer. Each customer of Archway may be terminated without penalty or other liability upon written notice.

     4.26 Officers and Directors; Bank Accounts.26     Officers
and Directors; Bank Accounts.26    Officers and Directors; Bank
Accounts. The Disclosure Letter, under the caption referencing this Section, lists all officers and directors of Archway and all of the bank accounts of Archway (designating each authorized signer).

     4.27 Compliance with Laws; Permits.27   Compliance with
Laws; Permits.27    Compliance with Laws; Permits.

          (a) Each of Archway and its respective officers, directors, agents and employees has complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to product labeling, consumer products safety, and to the best knowledge of the Sellers equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation and unemployment laws to which Archway (including any product of Archway) may be subject, and, since January 1, 1993, neither Archway nor the Sellers has received notice of any allegation or claim of any noncompliance and no claims have been filed against Archway alleging a violation of any such laws, regulations or other requirements. Archway and the Sellers have no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Real Property.

          (b) Archway has, in full force and effect, all material licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business and own and operate its properties (collectively, the "Permits"). Archway has conducted its business in substantial compliance with all terms and conditions of the Permits.

          (c) Archway has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles or general promotion and entertainment expenditures of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder Archway in connection with any actual or proposed transaction.

          (d) Archway has not received a notice or charge asserting any violation of or liability under, and, to the best knowledge of Sellers, is in material compliance with, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

     4.28  Environmental Matters.28      Environmental Matters.28
Environmental Matters.   Except as disclosed on the Disclosure
Letter, Sellers hereby represent and warrant as their sole and exclusive representation and warranty regarding environmental issues to SFC as follows:

          (a) To the best of the knowledge of the Sellers, the Real Property is operating in compliance with all applicable federal, state and local laws and regulations related to air quality, water quality, waste disposal or management, hazardous substances, and the protection of public health and the environment ("Environmental Laws"), and there is no friable asbestos or asbestos containing material located in any food preparation, manufacturing or handling areas of any production facilities located on the Real Property.

          (b) To the best of the knowledge of the Sellers, neither Sellers nor Archway have spilled, released or otherwise disposed of any hazardous substances on or in the Real Property, and, to the best of the knowledge of the Sellers, the Real Property and the groundwater beneath the Real Property are free from environmental contamination caused by Archway contrary to Environmental Laws.

          (c) To the best of the knowledge of the Sellers: there are no "underground storage tanks," as that term is defined in section 9001 of the Solid Waste Disposal Act, 42 U.S.C. ?6991(1), located on the Real Property; Archway has obtained, and maintains in full force and effect, all permits, licenses, registrations, approvals and other authorizations necessary to conduct its business in accordance with applicable Environmental Laws; Archway has conducted its business in compliance with all terms and conditions of any such permits, and has filed all reports or notifications and has kept all records required under or pursuant to applicable Environmental Laws.

          (d) Archway and Sellers have not received any notice or demand alleging in any manner that Archway is potentially responsible for any environmental investigation or response costs relating to the release of any hazardous substance at any location or any costs, penalties or expenses arising under or for violation of any Environmental Law; and

          (e) Archway and Sellers have disclosed and delivered to SFC all environmental reports and investigations that Archway or Sellers have in their possession, custody or control with respect to the business of Archway and the Real Property and all such documents are listed in Schedule 4.28(e) hereto.

     4.29 Brokerage.29   Brokerage.29   Brokerage.  No party
shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

     4.30 Disclosure.30 Disclosure.30 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Sellers pursuant to Article VIII hereof nor the Disclosure Letter nor any of the financial statements referred to in Section 4.09 hereof, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, regarding Archway or its business or any of the other matters dealt with in this Article IV relating to Archway or the transactions contemplated by this Agreement.

                          ARTICLE VVV

             REPRESENTATIONS AND WARRANTIES OF SFC

     SFC hereby represents and warrants to Sellers that:

     5.01 Incorporation and Corporate Power.01    Incorporation
and Corporate Power.01   Incorporation and Corporate Power.  SFC
is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     5.02 Execution, Delivery; Valid and Binding Agreement.02
Execution, Delivery; Valid and Binding Agreement.02    Execution,
Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by SFC and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by SFC and constitutes the valid and binding obligation of SFC, enforceable in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.03 Approval of Agreement.03 Approval of Agreement.03 Approval of Agreement. SFC hereby represents that its board of directors has, by resolutions duly adopted on October 13, 1998, authorized and approved this Agreement and the transactions contemplated hereby. None of the resolutions described in this Section has been rescinded, amended or otherwise modified in any respect since the date of adoption thereof, and all such resolutions remain in full force and effect.

     5.04 No Breach.04   No Breach.04   No Breach.  The
execution, delivery and performance of this Agreement by SFC and the consummation by SFC of the transactions contemplated hereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of SFC, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of SFC or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which SFC is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which SFC is subject, except for compliance with the provisions of the HSR Act.

     5.05 Governmental Authorities; Consents.05   Governmental
Authorities; Consents.05 Governmental Authorities; Consents. Except for the HSR Act, SFC is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby. Except for the HSR Act, no consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by SFC in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

     5.06 Litigation.06 Litigation.06 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of SFC, threatened against SFC, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that would have a material adverse effect on the business, operations or financial condition of SFC.

     5.07 Brokerage.07   Brokerage.07   Brokerage.  SFC shall be
responsible for any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of SFC; provided, however, that no person who is currently both an Officer of Archway and either a Seller or a Trustee of a Seller shall be entitled to receive any such brokerage commission, finder's fee, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement.

     5.08 Disclosure.08 Disclosure.08 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of SFC pursuant to Article VIII hereof, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, regarding SFC or its business or any of the other matters dealt with in this Article V relating to SFC or the transactions contemplated by this Agreement.

                         ARTICLE VIVIVI

                      COVENANTS OF SELLERS

     6.01 Conduct of the Archway Business.01 Conduct of the Archway Business.01 Conduct of the Archway Business. Archway agrees to, and the Sellers agree to cause Archway to, observe each term set forth in this Section and agree that, from the date hereof until the Closing Date, unless otherwise consented to by SFC in writing:

          (a) The business of Archway shall be conducted only in, and Archway and the Sellers shall not take any action except in, the ordinary course of business of Archway, on an arm's-length basis and in accordance with all applicable laws, rules and regulations and Archway's past custom and practice;

          (b) All transactions between Archway, any Seller or any family member or affiliate of any of them shall be at fair market value unless consented to in writing by SFC, and all proposed contracts or other legally binding commitments having a value greater than $50,000 or having a term extending beyond October 20, 1998 shall be approved by SFC prior to their execution (other than purchase orders entered into in the ordinary course of business);

          (c) Archway shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of capital stock, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business or as permitted by this Agreement (iii) amend or propose to amend its articles of incorporation or bylaws or other governing documents; (iv) split, combine or reclassify any outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of capital stock; (v) redeem, purchase or acquire or offer to acquire any shares of capital stock or other securities; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice and except for the borrowing of money, with SFC's consent, for the payment of the Severance Payments, the Noncompetition Payments and Deferred Compensation Liabilities (which approval shall not be unreasonably withheld or delayed); (viii) accelerate or defer the payment of undisputed accounts payable or other accrued expenses owed to trade creditors or other third parties having business relationships with Archway other than in the ordinary course of business and consistent with past practice; (ix) accelerate or defer, beyond the normal collection cycle, or defer collection of manufacturers' rebates, promotional allowances and other accounts receivable; (x) enter into or propose to enter into, or modify or propose to modify, any Lease or exercise or waive any option, or consent to any modification, act or omission by any landlord requiring Archway's consent under any Lease;
     (xi) purchase inventories or supplies for its business other than in the ordinary course of business; (xii) engage in any "field loading" inventory plan (e.g., Archway will not provide sales or other incentives to its distributors or customers to encourage them to order Archway's products in order to artificially inflate or accelerate Archway's sales of such products, except those incentives consistent with past practice); (xiii) sell, lease, license or otherwise dispose of any assets or properties, other than in the ordinary course of business or as permitted by this Agreement; (xiv) accelerate or defer the construction of improvements at any of the locations of its business; (xv) accelerate or defer the purchase of fixtures, equipment, leasehold improvements, vehicles, other items of machinery and equipment and other capital expenditures; (xvi) make any payment to the Sellers or any Insider or any affiliate of any of them except reasonable salary compensation in the ordinary course of business of Archway or as permitted by this Agreement; (xvii) make any individual capital expenditures in excess of $100,000; or (xviii) enter into or propose to enter into or modify or propose to modify any agreement, arrangement or understanding with respect to any of the matters set forth in this Section;

          (d) Except as contemplated herein, Archway shall not, directly or indirectly, (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers or directors or consultants; or (ii) in the case of employees, officers or consultants who earn in excess of $60,000 per year, take any action with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on the date hereof;

          (e) Except as required by applicable law or as approved by SFC, Archway shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangements for the benefit or welfare of any director;

          (f) Archway shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (g) Each of Archway and the Sellers shall (i) use its best efforts to preserve intact Archway's business organization and goodwill, keep available the services of Archway's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with Archway; (ii) confer on a regular and frequent basis with representatives of SFC to report operational matters and the general status of ongoing operations; (iii) not intentionally take any action which would render any representation or warranty made by it in this Agreement untrue at the Closing; (iv) notify SFC of any emergency or other change in the normal course of Archway's business or in the operation of Archway's properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the business, operations or financial condition of Archway or to Archway's or SFC's ability to consummate the transactions contemplated by this Agreement; and (v) promptly notify SFC in writing if the Sellers or Archway shall discover that any representation or warranty made by him/her or it in this Agreement was when made, or has subsequently become, untrue in any respect;

          (h) The Sellers and Archway shall (i) file or properly extend the filing of any Returns, elections or information statements with respect to any liabilities for Taxes of Archway or other matters relating to Taxes of Archway that pursuant to applicable law must be filed prior to the Closing Date, provided, however, that neither the Sellers nor Archway shall file any such Returns, or other elections, claims for refund or information statements with respect to any liabilities for Taxes of Archway (other than federal, state or local sales, use, withholding or employment Returns or Tax statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with and consent of SFC; (ii) promptly upon filing provide copies of any such Returns, extensions, elections or information statements to SFC; (iii) make or rescind any such Tax elections or other discretionary positions with respect to Taxes taken by or affecting Archway only upon prior consultation with and consent of SFC; (iv) not amend any Return; (v) not change the rate or policy for any accrual or reserve for Taxes or otherwise accrue therefor in a manner inconsistent with its practices for previous periods as reflected in the Audited Financial Statements; (vi) not take any action which could result in a revocation or termination of Archway's Subchapter S election; and (vii) not change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Returns for the taxable year ended December 3, 1998, except for changes required by changes in law or as approved by SFC; and

          (i) Archway shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of Section 4.12, except as stated in the Disclosure Letter under the caption referencing such Section or as otherwise permitted under this Agreement.

     6.02 Access to Books and Records.02     Access to Books and
Records.02     Access to Books and Records.  Between the date
hereof and the Closing Date, Sellers shall afford to SFC and its authorized representatives ("SFC's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of Archway and otherwise provide such assistance as is reasonably requested by SFC in order that SFC may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of Archway. In addition, Sellers shall cause Archway and their respective officers and directors to cooperate fully (including providing introductions where necessary) with SFC to enable SFC to contact such third parties, including distributors, customers, prospective customers, specifying agencies, vendors or suppliers of Archway, as SFC deems reasonably necessary; provided that SFC agrees not to initiate such contacts without the prior approval of Archway, which approval will not be unreasonably withheld.

     6.03 Regulatory Filings.03    Regulatory Filings.03
Regulatory Filings. As promptly as practicable after the execution of this Agreement, Sellers shall make or cause to be made all filings and submissions under any laws or regulations applicable to Archway for the consummation of the transactions contemplated herein. Sellers will coordinate and cooperate with SFC in exchanging such information, will not make any such filing without providing to SFC a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as SFC may request in connection with all of the foregoing.

     6.04 Conditions.04 Conditions.04 Conditions. Sellers shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof. Without limiting the generality of the foregoing, Archway shall use its best efforts to obtain, prior to the Closing, all consents or waivers to the transactions contemplated herein that may be required under any of the agreements or commitments of Archway that are material to the business of Archway.

     6.05 No Negotiations.05 No Negotiations.05 No Negotiations. Except as consented to in writing by SFC, from the date hereof until December 31, 1998, neither Archway nor any Seller shall, directly or indirectly, through any officer, director, agent, affiliate, employee, or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity relating to any acquisition of the capital stock or business of Archway, or all or a material portion of the assets of Archway, or other similar transaction or business combination involving the business of Archway, and shall not participate in any negotiations or discussions regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek such acquisition or other transaction. Archway and Sellers also agree that they shall take the necessary steps to promptly inform any such third party of the obligations undertaken in this Agreement and this Section. Sellers agree that they (a) immediately shall disclose to SFC the existence of all offers, including the identity of the offeror and (b) shall notify SFC, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

     6.06 Notification.06     Notification.06     Notification.
Sellers shall give prompt notice to SFC of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery causes any representation or warranty contained in Article IV of this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect and (ii) any material failure of Sellers to comply with or satisfy any covenant or agreement to be complied with or satisfied by Sellers hereunder.

     6.07 Title Insurance.07 Title Insurance.07 Title Insurance. SFC shall be entitled to obtain, at its sole cost and expense, title insurance commitments, issued by a title insurance company or companies satisfactory to SFC, agreeing to issue to Archway standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Real Property (collectively, the "Title Policies"), together with a copy of each document to which reference is made in such commitments.

     6.08 Surveys.08     Surveys.08     Surveys.  SFC shall be
entitled to obtain, at its sole cost and expense, surveys of all Real Property.

     6.09 Insider Indebtedness.09  Insider Indebtedness.09
Insider Indebtedness. Sellers shall take all action such that each account receivable and all other indebtedness of Insiders to Archway shall have been paid or satisfied.

                       ARTICLE VIIVIIVII

                        COVENANTS OF SFC

     SFC covenants and agrees with Sellers as follows:

     7.01 Regulatory Filings.01    Regulatory Filings.01
Regulatory Filings. As promptly as practicable after the execution of this Agreement, SFC shall make or cause to be made all filings and submissions under any laws or regulations applicable to SFC for the consummation of the transactions contemplated herein. SFC will coordinate and cooperate with Sellers in exchanging such information, will not make any such filing without providing to Sellers a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Sellers may request in connection with all of the foregoing.

     7.02 Conditions.02 Conditions.02 Conditions. SFC shall take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 8.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days after such date).

     7.03 Health Plan Continuation.03   Health Plan
Continuation.03     Health Plan Continuation.  From the Closing
Date through the date eighteen (18) months thereafter, SFC agrees solely for the benefit of Gloria J. Olin, Thomas F. Olin, Jr., James P. Baldwin, Eugene H. McKay, Jr., John B. McKay and Eugene
H. McKay, III and their immediate families that all medical, surgical, hospitalization, dental, vision, or other health care plans set forth on Schedule 7.03 (which Schedule shall exclude, among any other mutually agreed plans, the Lincoln National Executive Medical Reimbursement Policy), shall be maintained or, at SFC's discretion, plans which in the aggregate have benefits comparable to the Archway plans (the "Alternate Plans"), in which case the Alternate Plans will be made available at a cost to each such Seller which does not exceed the cost such Seller would have been required to pay if the Seller and his or her family had been covered under benefits with regard to health care continuation as set forth in Section 4980B of the Code of the plans in place immediately prior to the Closing.

     7.04 Taxes; 1377(a)(2) Election.04 Taxes; 1377(a)(2)
Election.04    Taxes; 1377(a)(2) Election.  (a) Sellers and SFC
agree that SFC shall cause, and Sellers shall consent to, an election to be made under Sections 1377(a)(2) and/or 1362(e)(3) of the Code for the purpose of allocating income to the Sellers as if the taxable year had consisted of two (2) taxable years, rather than on a pro-rata basis. For the purpose of the preceding sentence, the first taxable year shall run from January 4, 1998 through the Closing Date, and the second taxable year shall run from the immediately succeeding day through December 31, 1998; and (b) Sellers shall be responsible for all federal income taxes which relate to periods prior to the Closing Date. Notwithstanding any provision to the contrary contained in Sections 11.01 and 11.02, whether as to time limits or expirations, Basket Amount limitations, or any limitations on the maximum amount of any indemnity, whether in the aggregate or otherwise, any claim or demand for indemnification arising from a breach of this Section 7.04 may be made at any time by SFC and shall not be subject to, or included for purposes of calculating any amounts under, any Basket Amount or any maximum
indemnification amount.    PriceWaterhouse Coopers in
Battle Creek Michigan will prepare the short year return for the short year ending on the Closing Date and will provide K-1's to the Sellers promptly upon the completion of the short year return, at the sole cost and expense of the Sellers.

     7.05 No Section 338 Election  7.05 No Section 338 Election
7.05 No Section 338 Election. SFC agrees that it shall not make or permit any other party to make an election under Section 338(a) of the Code with respect to the transactions contemplated or completed under this Agreement.

     7.06 Environmental Reporting  7.06 Environmental Reporting
7.06 Environmental Reporting. SFC agrees that it shall not, prior to the Closing, without the prior written consent of the Sellers, submit any environmental site assessment or environmental summary, report, or information regarding the environmental condition or status of any of the Real Property to any state or federal office, agency, or department; provided that if SFC believes that it is required by law to submit any such information to any such office or agency or department, SFC shall notify the Sellers and the Sellers' Designees in advance of such requirement and permit the Sellers, at their cost and expense and after providing adequate security to SFC, to challenge the required submission of such information.

     7.07 Employment Covenant 7.07 Employment Covenant 7.07 Employment Covenant. Except as set forth on Schedule 7.07, neither SFC nor Archway shall employ, after the Closing, any person who is currently both an Officer of Archway and either a Seller or a Trustee of a Seller.

     7.08 Directors' and Officers' Insurance 7.08 Directors' and Officers' Insurance 7.08 Directors' and Officers' Insurance. SFC shall not, and shall not permit Archway to, terminate the current policy of the directors' and officers' liability insurance currently maintained by Archway with a term through March 1999.

     7.09 1998 Bonus Payments 7.09 1998 Bonus Payments 7.09 1998 Bonus Payments. SFC shall permit Archway to pay immediately prior to the Closing, accrued bonuses payable to Thomas F. Olin, Jr., James P. Baldwin, Eugene H. McKay, Jr., Eugene H. McKay, III and John B. McKay in the amounts payable pursuant to the existing formula, with the amounts due at September 12, 1998, being set forth on Schedule 7.09(a). Additionally, SFC shall cause Archway to pay to John Aldrich and Roy Jasper the amount of their 1998 bonuses in accordance with the terms of the bonus plans in which they participate (the accrued amount of such bonus through September 12, 1998 is set forth on Schedule 7.09(b)).

                      ARTICLE VIIIVIIIVIII

                     CONDITIONS TO CLOSING

     8.01 Conditions to SFC's Obligations.01 Conditions to SFC's
Obligations.01 Conditions to SFC's Obligations. The obligation of SFC to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of the Sellers and Archway contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (without taking into account any disclosures by Sellers of discoveries, events or occurrences arising on or after the date hereof); provided that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

     (b) Archway and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by each of them under this Agreement prior to the Closing;

     (c) Sellers shall have obtained, or caused to be obtained, each consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Archway assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Archway or any license, franchise or permit of or affecting Archway set forth on Schedule 8.01(c) or if the same would have a Material Adverse Effect on Archway;

     (d) This Agreement shall have been duly and validly authorized by the board of directors of Archway, and Sellers shall have delivered to SFC evidence, in form satisfactory to SFC's legal counsel, of such authorization and approval;

     (e) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (f) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by SFC of all or a material portion of the business or assets of Archway, or to cause SFC or any of its subsidiaries or Archway to dispose of or to hold separately all or a material portion of the business or assets of SFC and its subsidiaries or Archway, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by SFC of any of the Shares, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as Exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.01(f) hereof;

     (h) There shall have been no damage, destruction or loss of or to any property owned or used by Archway, whether or not covered by insurance, which, in the aggregate, has, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of Archway;

     (i) Each account receivable generated by sales to any Insiders shall have been satisfied (except for the account receivable described in Schedule 8.01(i));

     (j) SFC shall have received from counsel for Sellers a written opinion, dated as of the Closing Date, addressed to SFC and satisfactory to SFC's counsel, substantially in the form as set forth in Exhibit 8.01(j);

     (k) On the Closing Date, Sellers shall have delivered to SFC all of the following:

          (i) certificate of Archway dated the Closing Date, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied;

         (ii) copies of the third party and governmental consents and approvals, if any, referred to in subsections
     (c), (d) and (e) above;

        (iii) the stock certificates issued to the Sellers, representing the Shares, duly endorsed for transfer or accompanied by a duly executed stock power, with requisite stock transfer stamps, if any, attached;

         (iv) the minute books, stock transfer, corporate seal and other materials related to Archway's administration;

          (v) resignations (effective as of the Closing Date) from all of the officers and directors of Archway;

         (vi) a copy of the articles of incorporation of Archway, certified by the Secretary of State of the State of Michigan, and a Certificate of Good Standing from the Secretary of State of the State of Michigan evidencing the good standing of each of Archway in such jurisdiction;

        (vii) a copy of each of (A) the texts of the resolutions adopted by the board of directors of Archway authorizing the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement and (B) the bylaws of Archway as then in effect; along with certificates executed on behalf of Archway by its corporate secretary certifying to SFC that such copies are correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

       (viii) incumbency certificates executed on behalf of Archway, by its corporate secretary, certifying the signature and office of each officer, executing this Agreement or any of the Related Agreements;

         (ix)  an executed copy of each of the Related
     Agreements; and

          (x) such other certificates, documents and instruments as SFC reasonably requests related to the transactions contemplated hereby.

     (l) The Title Insurance Commitments and Title Policies shall be acceptable to SFC. In the case of Owned Property, such policies shall be standard ALTA Form B-1992 owner's policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances) with all standard and general exceptions deleted so as to afford full "extended coverage". In the case of Leased Property, such policies shall be upon standard ALTA Form B-1992 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to SFC, insuring good and marketable title to the leasehold interest, with all standard and general exceptions deleted so as to afford full "extended coverage". In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to SFC, and shall include an ALTA Restriction Endorsement No. 1, ALTA Zoning Endorsement No. 3.1 (including parking), an endorsement certifying that the bills for the real estate taxes pertaining to the Owned Property and Improvements do not include taxes pertaining to any other real estate, an access endorsement, a contiguity endorsement, if applicable, a creditors' rights endorsement, and such other property-specific endorsements, if any, as SFC shall reasonably request. As a condition to SFC's obligation to close the transaction described in this Agreement, the title commitment(s) shall be later-dated to cover the Closing and the recording of the Deed(s), and the title companies shall deliver the Title Policies to SFC concurrently with the Closing. The cost of the Title Policy and all related charges, premiums and endorsements, including all search, continuation and later-date fees shall be paid by SFC.

     (m) The surveys of all Real Property shall be acceptable to SFC and shall be prepared in accordance with the 1992 Minimum Standard Detail Requirement for ALTA/ASCM Land Title Surveys (including Table A items 1-4, 6, 7(a), and 8-13) and pursuant to the accuracy standards of an Urban Class A Survey, each dated no more than ninety (90) days prior to the Closing, each containing a surveyor certificate acceptable to SFC and the title insurance companies, and each prepared by a registered land surveyor satisfactory to SFC. Each of the surveys shall be certified to SFC and its assigns, SFC's designated lender(s), if any, and the title company issuing the pertinent Title Policy.

     (n) Sellers and all officers and directors of Archway shall have executed mutual releases in the form and substance satisfactory to SFC.

     (o) Each of the Shareholders Agreement (Voting Stock) dated March 1, 1991 between Archway and Thomas F. Olin and Eugene H. McKay, Jr. and the Shareholders Agreement (Non-Voting Stock) dated March 1, 1991, between Archway and Thomas F. Olin and Eugene H. McKay, Jr. (collectively, the "Shareholder Agreements") shall have been terminated at and as of the Closing.

     (p) The recipients of the Deferred Compensation Liabilities under Section 10.02 (with the exception of Gloria J. Olin and Eugene H. McKay, Jr. who have already consented to take cash) shall have consented to take cash payments in the amounts set forth in Schedule 10.02 in full satisfaction of any deferred compensation obligations owing to such individuals.

     8.02 Conditions to Sellers' Obligations.02   Conditions to
Sellers' Obligations.02 Conditions to Sellers' Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of SFC contained in this Agreement will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

     (b) SFC shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

     (c) All material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

     (d) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency,
(i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions,
(ii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the Related Agreements, or
(iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

     (e) Sellers shall have received from Holleb & Coff a written opinion, dated as of the Closing Date, addressed to Sellers and satisfactory to Sellers' counsel, in form and substance substantially as set forth in Exhibit 8.02(e); and

     (f) At or prior to the Closing, SFC shall have delivered to Sellers (i) a certificate of appropriate officer(s) of SFC dated as of the Closing Date, stating that to the knowledge of such officer(s) the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) an executed copy of each of the Related Agreements and (iii) incumbency certificates executed on behalf of SFC by its corporate secretary certifying the signature and office of each officer executing this Agreement or any of the Related Agreements.

     (g)  The Severance Payments and those Deferred Compensation
Payments due prior to Closing shall have been paid prior to Closing or shall be paid at Closing by SFC.

                         ARTICLE IXIXIX

                          TERMINATION

     9.01 Termination.01 Termination.01 Termination.  This
Agreement may be terminated at any time prior to the Closing:

          (a)  by the mutual consent of SFC and Sellers'
     Designees;

          (b)  by SFC if there has been a material
     misrepresentation, a material breach of warranty or a material breach of covenant on the part of any Seller or Archway under this Agreement and such default or misrepresentation continues for fifteen (15) days after written notice specifying the default or misrepresentation from SFC to Sellers' Designees;

          (c) by Sellers' Designees if there has been a material misrepresentation, a material breach of warranty or a material breach of covenant on the part of SFC under this Agreement and such default or misrepresentation continues for fifteen (15) days after written notice specifying the default or misrepresentation from Sellers' Designees to SFC;

          (d) by SFC or Sellers' Designees if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Stock Purchase or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any governmental authority or agency, foreign or domestic, which would make the consummation of the Stock Purchase illegal and such action, statute, rule, regulation or order shall have become final and unappealable;

          (e) by SFC if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any governmental authority or agency that would compel SFC to dispose of or hold separate all or a portion of the Shares, or the business or assets of Archway or SFC as a result of the Stock Purchase;

          (f) by SFC or Sellers' Designees if the transactions contemplated hereby have not been consummated on or before December 31, 1998, provided that neither will be entitled to terminate this Agreement pursuant to this Section if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

          (g) by SFC or Sellers' Designees if any of the conditions to SFC's or Sellers' obligations to consummate the Stock Purchase described in Article VIII become impossible to satisfy;

          (h) by SFC if, after the date hereof, there shall have been a Material Adverse Effect, or if an event shall have occurred which, so far as reasonably can be foreseen, would result in a Material Adverse Effect; or

     9.02 Final Disclosure Letter.02    Final Disclosure
Letter.02 Final Disclosure Letter. Archway shall have delivered the final Disclosure Letter to SFC on or prior to October 16, 1998 and after the delivery of the final Disclosure Letter to SFC, SFC shall have three (3) business days to review such Disclosure Letter and notify the Sellers' Designees whether such Disclosure Letter is acceptable. In the event such Disclosure Letter contains additions or modifications to the original Disclosure Letter which are unsatisfactory to SFC, SFC and the Sellers shall negotiate in good faith to resolve any issues regarding the Disclosure Letter. If following such negotiations, SFC, based on its reasonable belief, determines in SFC's sole judgement, that such additions or modifications reflect facts which are material to Archway, SFC or the transactions contemplated by this Agreement, SFC shall have the right to terminate this Agreement at any time prior to the end of the fifth (5) business day following delivery of the final Disclosure Letter.

     9.03 Effect of Termination.03 Effect of Termination.03 Effect of Termination. In the event of termination of this Agreement by either SFC on the one hand or Sellers' Designees on the other hand as provided in Section 9.01, this Agreement shall become void and there shall be no liability on the part of SFC or Sellers' Designees, or their respective stockholders, officers or directors, except (a) Sections 13.01 (press releases and announcements), 13.02 (expenses) and 13.10 (governing law) hereof shall survive indefinitely, and (b) the parties shall remain liable for willful breaches of this Agreement prior to the time of such termination.

                          ARTICLE XXX

                     ADDITIONAL AGREEMENTS

     10.01 Severance and Noncompetition Agreements.01 Severance and Noncompetition Agreements.01 Severance and Noncompetition Agreements. At the Closing, Thomas Olin, Jr., James P. Baldwin, Eugene H. McKay, III and John B. McKay shall enter into severance and noncompetition agreements in the form attached hereto as
Exhibit 10.01 (the "Severance and Noncompetition Agreements"). Pursuant to the terms of these agreements, the parties thereto shall receive, to the extent not previously received, (i) aggregate cash payments at or prior to Closing of $3,500,000 (the "Severance Payments") and (ii) $8,600,000 to be paid pursuant to the Escrow Agreement (the "Noncompetition Payments") it being agreed by the parties hereto that the sole recourse for any liabilities with respect to the Noncompetition Payments shall be the Security Escrow Agreement. The Severance Payments and Noncompetition Payments shall be allocated and structured in accordance with the Severance and Noncompetition Agreements and the Noncompetition Payments shall be secured by the Security Escrow Amount within the Escrow Agreement. Such amounts paid into the Security Escrow Agreement shall be the sole recourse for any payments required pursuant to the Noncompetition Agreements.

     10.02 Deferred Compensation.02 Deferred Compensation.02 Deferred Compensation. Immediately prior to the Closing, SFC shall permit Archway to fund all deferred compensation liabilities owing to the current and former Archway employees or their spouses listed on Schedule 10.02 with a payment as described below of not more than $7,957,304 (the "Deferred Compensation Liabilities"). SFC shall offer and Sellers' Designees shall select on behalf of each individual identified on
Schedule 10.02 a choice of whether to satisfy the Deferred Compensation Liabilities with respect to such individual through payment of cash (with the exception of Gloria J. Olin and Eugene
H. McKay, Jr. who have already consented to take cash); provided, however, that with respect to any person identified on Schedule
10.02 entitled to a payment on account of the Deferred Compensation Liabilities who does not take cash at Closing, SFC agrees that such Deferred Compensation Liabilities will remain obligations of Archway and the Purchase Price will accordingly be reduced by the net present value of such Deferred Compensation Liabilities as measured by the cost of individual annuities which could be purchased by SFC on the Closing Date on reasonable terms and conditions to match a stream of payments equal to the Deferred Compensation Liabilities. Any deferred compensation liabilities of Archway to Thomas F. Olin, Jr., James P. Baldwin, Eugene H. McKay, III and John B. McKay shall be terminated prior to or at Closing without compensation of any kind.

     10.03  Employment Agreements.03  Employment Agreements.03
Employment Agreements. SFC and Sellers will use their best efforts to cause Archway to execute and deliver:

          (a) an employment agreement in the form attached hereto as Exhibit 10.03(a) (the "Aldrich/Jasper Employment
     Agreements") with each John Aldrich and Roy Jasper.

          (b) an employment agreement in a form to be mutually agreed upon by the parties (the "Clark/Goodman Employment
     Agreements") with each of Paul Clark and Terry Goodman; and

          (c) an employment agreement in a form to be mutually agreed upon by the parties (collectively, the "Employment
     Agreements") with each of Sue Albrecht, Dwight Bird, Tina
     Koski and Donna Pape.

     10.04 Personal Property.04 Personal Property.04 Personal Property. Immediately prior to Closing, Archway will (i) transfer title to the automobiles listed on Schedule 10.04(a) to the parties listed on such Schedule, (ii) transfer title to the office furniture listed on Schedule 10.04(b), to the parties listed on such Schedule, (iii) transfer the life insurance policies, with an aggregate cash surrender value of approximately $5,800,000, listed on Schedule 10.04(c), and (iv) make certain distributions to Sellers in the nature of those set forth on
Schedule 10.04(d) as are necessary to make all distributions pro rata (cumulatively for all periods that Archway has made an S Election) to the Sellers in proportion to their stock of Archway, such other distributions being subject or the approval of SFC (such approval not to be unreasonably withheld). The aggregate book value of the automobiles and furniture distributed will not exceed $250,000.

     10.05 Right of First Refusal.05 Right of First Refusal.05 Right of First Refusal. The execution by each Seller of this Agreement shall constitute the written waiver by such Seller of his/her/its rights of first refusal granted pursuant to Archway's bylaws with respect to the purchase of any other Sellers' capital stock in connection with the transactions contemplated by this Agreement. Further, the execution by each Seller and by Archway of this Agreement shall constitute a written waiver by all parties to each of the Shareholder Agreements of any rights of first refusal, options to purchase shares or equity securities, or other rights or obligations in favor of any of the parties thereto, including any right to receive notices for any reason, as may be set forth in either of the Shareholder Agreements, to the extent that any of the aforesaid rights or obligations may arise as a result of the transactions contemplated by, or the execution of, this Agreement.

     10.06 Archival Items.06 Archival Items.06 Archival Items. Each of the personal property items described in Schedule 10.06 shall, from and after the Closing Date, continue to be displayed on the premises of Archway or SFC or, upon permanent termination of such display as to any of said items, such undisplayed item shall promptly be delivered to Sellers' Designees.

     10.07 Omnibus Assignment.07 Omnibus Assignment.07 Omnibus Assignment. At Closing, Sellers will deliver an Omnibus Assignment of Intellectual Property Rights executed by those Sellers or other persons designated by SFC on Schedule 10.07 assigning to Archway any intellectual property rights which may be owned or retained by such Sellers in the Owned Intellectual Property Rights.


                         ARTICLE XIXIXI

                   SURVIVAL; INDEMNIFICATION

     11.01 Survival of Representations and Warranties.01 Survival of Representations and Warranties.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties of the Sellers or SFC contained in this Agreement shall survive the Closing until the expiration of the periods indicated below:

     (a) Except with respect to representations and warranties contained in Sections 4.06 and 4.08, all representations and warranties will expire March 31, 2000; and

     (b)  Representations and warranties contained in Sections
4.06 and 4.08 will survive indefinitely.

     11.02 Indemnification by the Sellers.02 Indemnification by the Sellers.02 Indemnification by the Sellers.

     (a)  Subject to the limitations of Sections 11.01 and
Section 11.02(b), (d), and 11.04(b) each Seller agrees to indemnify in full SFC and its officers, directors, employees and agents (collectively, the "SFC Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses but not including a claim for interest by the SFC Indemnified Parties from the date of such loss, liability, deficiency, damage, expense or cost) (collectively, "Losses"), which the SFC Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Sellers contained in this Agreement or in any Exhibits or Schedules to this Agreement, (ii) any breach of, or failure to perform, any agreement of Archway or Sellers contained in this Agreement, or (iii) any losses arising out of or relating to the disputed obligations which gave rise to the chain space reserve on the July 18, 1998 unaudited balance sheet (collectively, the "SFC Losses"). Such Losses shall be reduced by the tax savings, advantages, or benefits which the SFC Indemnified Parties actually realize through a net reduction in taxes payable during the tax year in which such Losses are incurred.

     (b) The Sellers shall be liable to the SFC Indemnified Parties for any SFC Losses (i) only if SFC or another SFC Indemnified Party delivers to the Sellers' Designees written notice, setting forth in reasonable detail the identity, nature and amount of SFC Losses related to such claim or claims on or before March 31, 2000 except for claims made under Sections 4.06 and 4.08, and (ii) only if the aggregate amount of all SFC Losses exceeds $100,000 (the "Basket Amount"), in which case Archway and Sellers shall be obligated to indemnify the SFC Indemnified Parties only for the excess of the aggregate amount of all such SFC Losses over the Basket Amount; provided, however, that any Losses with respect to matters covered under Sections 4.06, 4.08 or 11.02(a)(iii) shall not be subject to the Basket Amount.

     (c) The Sellers hereby designate Eugene H. McKay, III and James P. Baldwin or their successor (the "Sellers' Designees") to monitor the defense of any Losses or Claim (as defined in Section 11.04(a)) against the Sellers and to otherwise act on behalf of the Sellers in respect thereto, in respect of Section 2.04(d) and in respect of Section 9.01 and their actions shall constitute the actions and decisions of the Sellers and shall bind all such Sellers. The Sellers hereby indemnify the Sellers' Designees and hold them harmless from any Losses arising out of or in connection with their position as Sellers' Designees, including claims arising out of any action taken or omitted to be taken by the Sellers' Designees.
     (d) The obligations of the Sellers to indemnify the SFC Indemnified Parties hereunder shall not be joint or several, but shall be proportional based upon Seller's Percentage Share (as defined below). Except for SFC Losses arising out of a breach or misrepresentation under Sections 4.06 or 4.08, the obligation of each Seller to indemnify the SFC Indemnified Parties under this Agreement shall be limited to the lesser of (i) the amount of the funds in the Indemnification Escrow Account and the Reserve Escrow Amount with respect to claims under Section 11.02(a)(iii) or (ii) the amount of the SFC Loss for which the SFC Indemnified Parties are entitled to be indemnified hereunder, multiplied by a fraction (the ?Seller?s Percentage Share") of which the numerator is the number of Shares transferred to SFC at the Closing by such Seller and the denominator is the sum of all Shares transferred to SFC at the Closing by all of the Sellers. With respect to any SFC Losses arising out of Section 4.06, the obligation of each Seller to indemnify the SFC Indemnified Parties shall be limited to the amount of the SFC Loss which arises as a result of such Seller's breach or misrepresentation. In no case shall any claim made pursuant to Sections 4.06 or 4.08 exceed seventy-seven percent (77%) of the payment received by any such Seller in
exchange for Shares.     (d)  The obligations of the Sellers to
indemnify the SFC Indemnified Parties hereunder shall not be joint or several, but shall be proportional based upon Seller's Percentage Share (as defined below). Except for SFC Losses arising out of a breach or misrepresentation under Sections 4.06 or 4.08, the obligation of each Seller to indemnify the SFC Indemnified Parties under this Agreement shall be limited to the lesser of (i) the amount of the funds in the Indemnification Escrow Account and the Reserve Escrow Amount with respect to claims under Section 11.02(a)(iii) or (ii) the amount of the SFC Loss for which the SFC Indemnified Parties are entitled to be indemnified hereunder, multiplied by a fraction (the ?Seller?s Percentage Share") of which the numerator is the number of Shares transferred to SFC at the Closing by such Seller and the denominator is the sum of all Shares transferred to SFC at the Closing by all of the Sellers. With respect to any SFC Losses arising out of Section 4.06, the obligation of each Seller to indemnify the SFC Indemnified Parties shall be limited to the amount of the SFC Loss which arises as a result of such Seller's breach or misrepresentation. In no case shall any claim made pursuant to Sections 4.06 or 4.08 exceed seventy-seven percent (77%) of the payment received by any such Seller in exchange for
Shares.   (d)  The obligations of the Sellers to indemnify the
SFC Indemnified Parties hereunder shall not be joint or several, but shall be proportional based upon Seller's Percentage Share (as defined below). Except for SFC Losses arising out of a breach or misrepresentation under Sections 4.06 or 4.08, the obligation of each Seller to indemnify the SFC Indemnified Parties under this Agreement shall be limited to the lesser of
(i) the amount of the funds in the Indemnification Escrow Account and the Reserve Escrow Amount with respect to claims under
Section 11.02(a)(iii) or (ii) the amount of the SFC Loss for which the SFC Indemnified Parties are entitled to be indemnified hereunder, multiplied by a fraction (the ?Seller?s Percentage Share") of which the numerator is the number of Shares transferred to SFC at the Closing by such Seller and the denominator is the sum of all Shares transferred to SFC at the Closing by all of the Sellers. With respect to any SFC Losses arising out of Section 4.06, the obligation of each Seller to indemnify the SFC Indemnified Parties shall be limited to the amount of the SFC Loss which arises as a result of such Seller's breach or misrepresentation. In no case shall any claim made pursuant to Sections 4.06 or 4.08 exceed seventy-seven percent (77%) of the payment received by any such Seller in exchange for Shares.

     11.03  Indemnification by SFC.

     (a) Subject to the limitations of Section 11.03(b), SFC agrees to indemnify in full the Sellers, and their respective officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of
(i) any misrepresentation in any of the representations and warranties of SFC contained in this Agreement or (ii) any breach of, or failure to perform, any agreement of SFC contained in this Agreement or in any Exhibits or Schedules to this Agreement (collectively, "Seller Losses"). Such Losses shall be reduced by the tax savings, advantages, or benefits which the Seller Indemnified Parties actually received through a net reduction in taxes payable during the tax year in which such Losses are incurred.

     (b) SFC shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Archway or another Seller Indemnified Party delivers to SFC written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims and (ii) only if the aggregate amount of all Seller Losses exceeds the Basket Amount, in which case SFC shall be obligated to indemnify the Seller Indemnified Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount.

     11.04 Method of Asserting Claims; Payment of Claims.04 Method of Asserting Claims; Payment of Claims.04 Method of Asserting Claims; Payment of Claims. As used herein, an "Indemnified Party" shall refer to a "SFC Indemnified Party" or a "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

     (a) (i) In the event any Indemnified Party should have a controversy or claim that arises out of or relates to this Agreement against any Indemnifying Party (for the purposes of this subparagraph (a), referred to as a "Claim"), the Notifying Party shall deliver a notice of such Claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the Claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the Claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party in accordance with the procedures set forth in Section 11.04(b). If the Indemnifying Party has timely disputed its liability with respect to such Claim, the duly authorized representatives of each of the Indemnifying Party and the Notifying Party will proceed in good faith to consult and negotiate a resolution of such dispute. If such representatives have not been able to agree upon a resolution of the dispute within 30 days after the date the Indemnifying Party gave such notice of dispute, the matter shall be promptly reviewed jointly by SFC's President and the Sellers? Designees. In the event the dispute is not resolved by such joint review within 60 days after the date the Indemnifying Party gave such notice of dispute, such dispute shall be resolved in Chicago, Illinois by final and binding arbitration in accordance with the procedures described in Article XIII.

          (ii) Notwithstanding the procedure set forth above in paragraph 11.04(a)(i), if any such indemnity obligation hereunder shall arise out of any claim from a third party ("Third Party Claim"), the Notifying Party shall deliver a notice of such Third Party Claim with reasonable promptness to the Indemnifying Party. Upon such notice, the Indemnifying Party shall be entitled to assume the defense of any such Third Party Claim or any litigation resulting from such Third Party Claim, provided such claim is solely for monetary damages and does not seek specific performance or other injunctive relief affecting the operations of Archway and provided further that the Indemnifying Party acknowledges, in writing, that if such claim is adversely determined the Indemnifying Party is responsible for all liabilities arising out of such claim to the extent provided in this Agreement. Failure by the Indemnifying Party to notify the Notifying Party of its election to defend any such Third Party Claim or action within fourteen (14) days after notice thereof shall have been given to the Notifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such Third Party Claim or action. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall take all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom including the retaining of counsel reasonably satisfactory to the Notifying Party, and shall hold the Notifying Party harmless from and against any and all claims caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Third Party Claim or litigation resulting therefrom. Without the prior written consent of the Notifying Party, the Indemnifying Party shall not, in the defense of any such Third Party Claim or litigation, consent to the entry of any judgement or enter into any settlement which (a) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Notifying Party a release, in form reasonably satisfactory to the Notifying Party, from all liability in respect of such Third Party Claim or litigation and
(b) involves the payment to the claimant of any amounts in excess of the amounts currently remaining at such time in the Indemnification Escrow Account. Notwithstanding the foregoing, the Notifying Party shall be entitled to participate in the defense of such Third Party Claim or litigation at its own expense. Each party will cooperate with the other in resolving or attempting to resolve any Third Party Claim and will permit the other party access to all books and records which might be necessary or useful for such purpose during normal business hours and at the place where the same are normally kept with full right to make copies thereof or extracts therefrom at the cost of the copying party.

          (iii) Notwithstanding the procedures set forth above in Sections 11.04(a)(i) and 11.04(a)(ii), SFC shall have exclusive control over all actions taken and expenses incurred in connection with any environmental matters pursuant to which SFC is asserting rights of indemnification hereunder ("Environmental Matters"). To the extent that any such Environmental Matter, together with all previous claims, does not exceed the Indemnification Escrow Amount, SFC shall take only the minimum action necessary to comply with applicable law and to maintain the business operations as they were previously conducted without unreasonable interference. In responding to any such Environmental Matter, SFC agrees to notify Sellers of such Environmental Matter within a reasonable period of time under the circumstances. SFC further agrees to provide Sellers with copies of all data and reports generated by SFC or its consultants or contractors or any other person during the course of any investigation or remediation of any Environmental Matter, to provide periodic status reports to Sellers concerning such Environmental Matter and to permit Sellers a reasonable opportunity to comment on such Environmental Matter; provided, however, that SFC may not settle or resolve any Environmental Matter without the consent of Sellers (such consent not to be unreasonably withheld); provided, further that SFC may settle any Environmental Matter without the consent of Sellers to the extent that such Environmental Matter requires prompt action in order to comply with any Environmental Laws or for the protection of public health or other emergency matter. SFC shall not be subject to any of the limitations set forth in this Section 11.04(a)(iii) to the extent of Sellers' common law fraud or intentional breach, as contemplated by Section 11.04(c), or to the extent that the Environmental Matter exceeds the Indemnification Escrow Amount.

     (b) The payment by the Sellers of any SFC Losses as determined in accordance with Section 11.04(a) shall be effected solely as an offset against the amount of any then outstanding Indemnification Escrow Amount so long as it is held by the Escrow Agent and the payment by Sellers of any SFC Losses as determined in accordance with Section 11.02(a)(iii) shall be effected solely as an offset against the amount of any then outstanding Reserve Escrow Amount so long as it is held by the Escrow Agent; provided that in the event the SFC Losses arose with respect to matters covered under Sections 4.06, and 4.08 then as long as the Escrow Agent continues to hold any of the Indemnification Escrow Amount, SFC, at its option, may effect an offset against the Indemnification Escrow Amount. In the event the offset results in a reduction of the Indemnification Escrow Amount such that the Indemnification Escrow Amount is insufficient to fully satisfy SFC for SFC Losses unrelated to Sections 4.06 or 4.08 then SFC shall be entitled to have a Claim for indemnification pursuant to
Section 11.04(a) against the Sellers for such SFC Losses provided that such claim shall not exceed the amount which SFC could have recovered hereunder if SFC had not used the Indemnification Escrow Amount to cover SFC Losses arising out of Sections 4.06 and 4.08 and further provided that any such claim shall be subject to the terms and limits set forth in Sections 11.02(b) and (d).

     (c) After the Closing, the rights set forth in this Article XI shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of common law fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     (d) Any indemnification payable under this Article XI shall be, to the extent permitted by law, an adjustment to the Purchase
Price.  Any Investment Income (as defined in the Escrow
Agreement) associated with such indemnifiable Loss will be paid to the SFC Indemnified Parties.

                       ARTICLE XIIXIIXII

                       DISPUTE RESOLUTION

     12.01 Arbitration.01 Arbitration.01 Arbitration. For purposes of this Section, the SFC Indemnified Parties shall be deemed to be one party, and the Seller Indemnified Parties shall be deemed to be one party.

     (a) In General. Except as otherwise expressly set forth herein, any controversy or claim arising out of or relating to this Agreement, or breach thereof, that is not resolved under
Section 11.04(b), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date first written above (the "Arbitration Rules"). The place of arbitration shall be Chicago, Illinois, U.S.A. The arbitration shall be conducted in the English language by a sole arbitrator appointed in accordance with the Arbitration Rules.

     (b) Attorney's Fees. All reasonable attorney's fees and costs incurred by the prevailing party in any arbitration pursuant to this Agreement, and the cost of such arbitration, shall be paid by the other party to the arbitration within thirty
(30) days after receipt of written demand therefor from the prevailing party following the rendition of the written decision of the arbitrator, or as otherwise ordered by the arbitrator. On the application of such prevailing party before or after the initial decision of the arbitrator, and proof of its attorneys' fees and costs, the arbitrator shall order the other party to the arbitration to make the payments provided for in the preceding sentence; provided, however, that if neither party prevails entirely, the arbitrator may, in his or her sole discretion, assess any part of such attorneys' fees and costs against a specified party.

     (c) Binding Character. Any decision rendered by any arbitrator pursuant to this Section shall be final and binding on the parties thereto, and judgment thereon may be entered by any court of competent jurisdiction. The parties specifically agree that any arbitrator shall be empowered to award and order equitable or injunctive relief with respect to matters brought before it.

     (d) Confidentiality. Neither party, nor the arbitrator shall disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

     (e) Exclusivity. Except as provided in Sections 11.04(c) and 12.01(f), arbitration shall be the exclusive method available for resolution of controversies and claims described in this Section, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding in any court or before any administrator or arbitrator with respect to any such controversy or claim. The provisions of this Section shall survive the termination or expiration of this Agreement.

     (f) Certain other Remedies. Notwithstanding the terms of this Section or any provision to the contrary in the Arbitration Rules, at any time before and after arbitration is initiated pursuant to the Arbitration Rules, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions). The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party's obligation to arbitrate all disputes under this Section or infringe upon the powers of any arbitrator. The parties hereby consent to the non-exclusive jurisdiction of the U.S. District Court for the Northern District of Illinois.

                      ARTICLE XIIIXIIIXIII

                         MISCELLANEOUS

     13.01 Press Releases and Announcements.01 Press Releases and Announcements.01 Press Releases and Announcements. No party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of either party without prior written consent of the other party hereto (which in the case of SFC shall be Sellers' Designees) which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall limit the right of SFC to make a legally required filing or communication, provided that, to the extent possible, SFC shall consult with Sellers' Designees before making such filing or communication.

     13.02 Expenses.02 Expenses.02 Expenses. Except as otherwise expressly provided for herein, Sellers and SFC will each pay all of his/her/its own expenses (including attorneys', financial advisors' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby (whether consummated or not). SFC shall pay the applicable filing fee under the HSR Act. Each party will indemnify and hold harmless the other against the claims of any brokers or finders in respect of the Stock Purchase.

     13.03 Further Assurances.03 Further Assurances.03 Further Assurances. Sellers agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, transferring all permits and environmental permits to SFC that are transferable.

     13.04 Amendment and Waiver.04 Amendment and Waiver.04 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     13.05 Notices.05 Notices.05 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile or other electronic transmission device. Notices, demands and communications to SFC and Sellers will, unless another address is specified in writing to the other party, be sent to the address indicated below:

Notices to SFC:                    with a copy to:

Specialty Foods Corporation        Holleb & Coff
520 Lake Cook Road            55 East Monroe Street
Suite 550                     Suite 4100
Deerfield, Illinois  60015              Chicago, Illinois  60603
Attn:     Robert L. Fishbune            Attn:  Harold W. Nations
     Chief Financial Officer       Facsimile:  (312) 807-3900
Facsimile:  (847) 405-5310



Notices to Sellers Designees:      with a copy to:
James P. Baldwin                   Varnum, Riddering, Schmidt &
164 West Hamilton Lane             Howlett LLP
Battle Creek, Michigan 49015       Bridgewater Place
Facsimile: (616) 963-6901               P.O. Box 352
and                                Grand Rapids, Michigan  49501-0352
Eugene H. McKay, III               Attn:  Daniel C. Molhoek
498 E. Timberwood Drive            Facsimile:  (616) 336-7000
Hasting, Michigan 49058
Facsimile: (616) 945-0309

     13.06 Binding Effect; Assignment.06 Binding Effect; Assignment.06 Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and the rights, interests or obligations hereunder may be assigned by SFC to an affiliate of SFC without the prior written consent of Archway or the Sellers; provided, however, SFC shall remain primarily liable for such obligations under this Agreement and under all other agreements executed or delivered in connection with the transactions contemplated by this Agreement.

     13.07 Severability.07 Severability.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.08 Complete Agreement; No Third Party Beneficiaries.08 Complete Agreement; No Third Party Beneficiaries.08 Complete Agreement; No Third Party Beneficiaries. This Agreement and the agreements in the Exhibits hereto contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way; provided, that the confidentiality agreement between SFC and Archway, dated August 3, 1998, shall remain in force and effect without modification thereof. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     13.09 Counterparts.09 Counterparts.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any such counterpart may be delivered by facsimile. Any party delivering a counterpart by facsimile shall deliver an original copy within 48 hours, provided that the failure to so deliver an original shall not effect the enforceability of this agreement against such party.

     13.10 Governing Law.10 Governing Law.10 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of Michigan will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.


                   [Signatures on next pages]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              SPECIALTY FOODS CORPORATION

                              By       /s/ Lawrence S. Benjamin
                                   Lawrence S. Benjamin
                                   President and Chief Executive
                                   Officer


                              ARCHWAY COOKIES, INC.

                              By     /s/ Eugene H. McKay, III
                                   Eugene H. McKay, III
                                   Co-President and Chief
                                     Executive Officer


                              By       /s/ Thomas F. Olin, Jr
                                   Thomas F. Olin, Jr.
                                   Co-President and Chief
                                    Executive Officer

                            SELLERS


SHAREHOLDERS                      VOTING SHARES       NON-VOTING SHARES

Living Trust of Eugene H. McKay III

By /s/ Eugene H. McKay III              770
    Eugene H. McKay III, Trustee

Living Trust of John B. McKay

By /s/ John B. McKay          770
    John B. McKay, Trustee

Qualified Terminable Interest
Property Trust, a Separate Trust
Established Under the Living Trust
of Thomas F. Olin

By   /s/  Gloria J. Olin
  Gloria J. Olin, Co-Trustee            788

By /s/ Chris T. Christ
    Chris T. Christ, Co-Trustee


Living Trust of Susan Olin Baldwin

By   /s/ Susan Olin Baldwin               188
    Susan Olin Baldwin, Trustee


Living Trust of Deborah L. Nemesi

By /s/ Deborah L. Nemesi                188
    Deborah L. Nemesi, Trustee


Living Trust of Thomas F. Olin, Jr.

By /s/ Thomas F. Olin, Jr.,               188
    Thomas F. Olin, Jr., Trustee


Living Trust of Rebeccah A. Cunningham

By   /s/  Rebeccah A. Cunningham        188
    Rebeccah A. Cunningham, Trustee

Living Trust of Eugene H. McKay, Jr.


By  /s/ Eugene H. McKay, Jr.,                                 4,523
    Eugene H. McKay, Jr., Trustee


Grantor Retained Annuity Trust I
of Eugene H. McKay, Jr.

By  /s/ Eugene H. McKay III                              2,481
    Eugene H. McKay III, Co-Trustee

By /s/ John B. McKay
    John B. McKay, Co-Trustee


Grantor Retained Annuity Trust II
of Eugene H. McKay, Jr.

By   /s/ Eugene H. McKay III                               2,000
    Eugene H. McKay III, Co-Trustee

By   /s/ John B. McKay
    John B. McKay, Co-Trustee


Grantor Retained Annuity Trust III
of Eugene H. McKay, Jr.

By    /s/ Eugene H. McKay, Jr                               2,000
    Eugene H. McKay, Jr., Trustee


Living Trust of Eugene H. McKay, Jr. and
Janice L. McKay

By   /s/ Eugene H. McKay, Jr.,                                1,000
    Eugene H. McKay, Jr., Co-Trustee

By   /s/ Janice L. McKay
    Janice L. McKay, Co-Trustee


Living Trust of Eugene H. McKay III

By   /s/ Eugene H. McKay, III,                                  262
    Eugene H. McKay, III, Trustee


Living Trust of John B. McKay

By    /s/  John B. McKay                                      362
    John B. McKay, Trustee


  /s/  Heather M. (McKay) Reevs                             1,132
   Heather M. (McKay) Reevs


Non-revocable Trust for the Benefit of the Children of Eugene H. McKay III and
Melissa S. McKay

By /s/ Harry Vaughn                                        100
    Harry Vaughn, Co-Trustee

By  /s/ Edna Vaughn
    Edna Vaughn, Co-Trustee


Gloria J. Olin Grantor Retained Income
Trust II

By /s/ Thomas F.  Olin, Jr.                                 1,740
    Thomas F.  Olin, Jr., Co-Trustee

By  /s/ Susan Olin Baldwin
    Susan Olin Baldwin, Co-Trustee

Grantor Retained Annuity Trust I
of Gloria J. Olin

By  /s/ Thomas F. Olin, Jr.                                 3,396
    Thomas F. Olin, Jr., Co-Trustee

By  /s/ Susan Olin Baldwin
    Susan Olin Baldwin, Co-Trustee

By  /s/ Deborah L. Nemesi
    Deborah L. Nemesi, Co-Trustee

By /s/ Rebeccah A. Cunningham
    Rebeccah A. Cunningham, Co-Trustee

Grantor Retained Annuity Trust II of
Gloria J. Olin

By /s/ Thomas F. Olin, Jr.,                                 3,396
    Thomas F. Olin, Jr., Co-Trustee

By /s/ Susan Olin Baldwin
    Susan Olin Baldwin, Co-Trustee

By /s/ Deborah L. Nemesi
    Deborah L. Nemesi, Co-Trustee

By  /s/ Rebeccah A. Cunningham
    Rebeccah A. Cunningham, Co-Trustee


Living Trust of Susan Olin Baldwin

By /s/ Susan Olin Baldwin                                   1,332
    Susan Olin Baldwin, Trustee

Living Trust Deborah L. Nemesi

By /s/ Deborah L. Nemesi                               1,332
    Deborah L. Nemesi, Trustee


Living Trust of Thomas F. Olin, Jr.

By /s/ Thomas F. Olin, Jr.                                  1,192
    Thomas F. Olin, Jr., Trustee




Living Trust of Rebeccah A. Cunningham

By /s/ Rebeccah A. Cunningham                               1,332
    Rebeccah A. Cunningham, Trustee

Non-Revocable Trust for the Benefit of the Children of Thomas F. Olin, Jr. and
Tammy Ann Olin

By /s/ Deborah L. Nemesi                                 140
    Deborah L. Nemesi, Trustee


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